UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ManTech International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12015 Lee Jackson Highway

Fairfax, VA 22033-3300

April 13, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of ManTech International Corporation, which will be held at the Washington Dulles Marriott Suites, 13101 Worldgate Drive, Herndon, VA 20170, on Thursday, May 17, 2018, at 11:00 am (EDT).

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

George J. Pedersen
Executive Chairman and Chairman of the Board

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2018

The 2018 Annual Meeting of Stockholders (the Annual Meeting) of ManTech International Corporation, a Delaware corporation (the Company), will be held at the Washington Dulles Marriott Suites, 13101 Worldgate Drive, Herndon, VA 20170, on Thursday, May 17, 2018, at 11:00 am (EDT), for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect eight (8) persons as directors of the Company, each to serve until the 2019 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified;
2.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 20, 2018 are entitled to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders during the ten days prior to the Annual Meeting, between the hours of 9:00 am and 5:00 pm (EDT), at the Company’s offices, located at 2251 Corporate Park Drive, Herndon, VA 20171.

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card, and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.

The proxy statement and form of proxy are being mailed on or about April 13, 2018.

By Order of the Board of Directors

George J. Pedersen

Executive Chairman and

Chairman of the Board

Fairfax, Virginia

April 13, 2018

Important Notice Regarding Availability of Proxy Materials for ManTech’s

Annual Meeting of Stockholders to be Held on May 17, 2018:

The Proxy Statement, our Proxy Card and our Annual Report to Shareholders are available at

http://investor.mantech.com/annualmeeting

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12015 Lee Jackson Highway

Fairfax, VA 22033-3300

PROXY STATEMENT FOR

2018 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the Board) of ManTech International Corporation (the Company) is soliciting proxies to be voted at the Company’s 2018 Annual Meeting of Stockholders (the Annual Meeting) to be held on Thursday, May 17th, 2018, at 11:00 am (EDT), at the Washington Dulles Marriott Suites, 13101 Worldgate Drive, Herndon, VA  20170, and at any adjournments or postponements thereof.

The mailing address of our principal executive offices is 12015 Lee Jackson Highway, Fairfax, VA 22033-3300. This proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the enclosed proxy card are first being mailed to our stockholders on or about April 13, 2018 (the Mailing Date).

GENERAL INFORMATION

The Board is soliciting proxies to be voted at the Annual Meeting. When we ask you for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

At the Annual Meeting, we will ask you to consider and vote on the following matters:

1.

To elect eight (8) persons as directors of the Company, each to serve until the 2019 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified; and

2.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

We do not expect any other items of business, because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy, George J. Pedersen and Jeffrey S. Brown, with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their discretion and best judgment.

Record Date and Stockholders Entitled to Vote

Record Date	Stockholders as of the close of business on March 20, 2018 (the Record Date) may vote at the Annual Meeting.

Our Stock

We have two classes of outstanding stock: our Class A common stock and our Class B common stock. As of the Record Date, a total of 39,500,640 shares were outstanding: 26,311,395 shares of Class A common stock and 13,189,245 shares of Class B common stock. Holders of Class A common stock are entitled to one vote for each share of Class A common stock they hold on the Record Date. Holders of Class B common stock are entitled to ten votes for each share of Class B common stock they hold on the Record Date.

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Voting Requirements and Other Matters

Quorum

The holders of a majority in voting power of the common stock issued and outstanding and entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

How to Vote	You can only vote your shares at the Annual Meeting if you are present either in person or by proxy. We encourage you to vote by submitting a proxy card even if you plan to attend the Annual Meeting.

If you vote by mail, you must sign and date each proxy card that you receive, and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. If you return a proxy card that is not signed, then your vote cannot be counted. If you return a proxy card that is signed and dated, but you do not specify voting instructions, we will vote on your behalf as follows:

▪ FOR the election of the eight (8) directors nominated by our Board and named in this proxy statement (Proposal 1 – Election of Directors); and

▪ FOR the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2 – Ratification of Auditors).

If the Annual Meeting is adjourned or postponed, your proxy will still be effective and will still be voted at the Annual Meeting when reconvened. You will still be able to change or revoke your proxy until it is voted.

Voting ESOP Shares

Stockholders who are current or former employees participating in our Employee Stock Ownership Plan and have shares of our stock allocated to their account as of the Record Date have the right to direct the plan trustee on how to vote their shares. If you do not send instructions to the plan trustee in a proper manner, or if the instructions are not timely received, the trustee will not vote the shares allocable to your account.

Broker Non-Votes

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. For Proposal 1, or for any other non-routine matter to come before the Annual Meeting, if you do not give instructions, the broker may not vote your shares at all (a broker non-vote). If you do not give instructions for Proposal 2, which is considered a routine matter, the broker may vote your shares in its discretion.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote.

Revoking Your Proxy

If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by (i) delivering written notice to our Corporate Secretary at the offices of our executive headquarters before the Annual Meeting; (ii) executing and delivering a proxy bearing a later date to our Corporate Secretary at the offices of executive headquarters; or (iii) voting in person at the Annual Meeting.

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Votes Required	Approval of each of the proposals submitted to a vote at the Annual Meeting is subject to the affirmative vote requirement shown in the table below.

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1 – Election of Directors	Plurality	No

Proposal 2 – Ratification of Auditors	Majority	Yes

“Plurality” will be determined with respect to votes cast on a particular proposal. “Majority” will be determined with respect to votes present in person or represented by proxy at the meeting and entitled to vote on the proposal. If you vote ABSTAIN on any proposal requiring a Majority, your vote will have the same effect as a vote AGAINST that proposal.

Tabulation of Votes

Mr. Michael R. Putnam, our Senior Vice President, Corporate and Regulatory Affairs, has been appointed inspector of elections for the Annual Meeting. Mr. Putnam will separately tabulate the affirmative votes, withheld or negative votes (as applicable), abstentions, and, as applicable, broker non-votes with respect to each of the Proposals.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will disclose the final results on a Form 8-K that we file with the Securities and Exchange Commission (SEC) within four business days following the Annual Meeting.

Ownership by Insiders

As of the Record Date, our directors and executive officers beneficially owned an aggregate of 280,334 shares of Class A common stock (such number includes shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that become exercisable prior to May 19, 2018) and 13,189,245 shares of Class B common stock, which together constitute approximately 34% and 83.5% of the outstanding shares and voting control of our common stock, respectively.

Solicitation

The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees and fiduciaries forward our solicitation materials to beneficial owners of our common stock. We will bear all costs associated with preparing, assembling, printing and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has established and adopted guidelines that it follows in matters of corporate governance (the Corporate Governance Guidelines). These Corporate Governance Guidelines assist the Board in the exercise of its responsibilities and provide a framework for the efficient operation of our Company, consistent with the best interests of our stockholders and applicable legal and regulatory requirements. The Nominating and Corporate Governance Committee periodically reviews and reassesses the adequacy of our Corporate Governance Guidelines. We have posted a current copy of our Corporate Governance Guidelines, which was last amended in January 2016, on the Corporate Governance page in the Investor Relations section of our website at www.mantech.com (our Website).

Director Independence

The Board comprises a majority of directors who are independent from management. Only independent directors serve on each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The Board has conducted an evaluation of director independence, based on the independence standards applicable to Nasdaq-listed companies and applicable SEC rules and regulations. In the course of the Board’s evaluation of the independence of each non-management director, the Board considered any transactions, relationships and arrangements between such director (or any member of his or her immediate family) and the Company, its subsidiaries and its affiliates. The purpose of this evaluation was to determine whether any relationships or transactions exist that could be inconsistent with a determination by the Board that the director has no relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

As a result of this evaluation, the Board has affirmatively determined that the following directors nominated for election at the Annual Meeting are independent of the Company and its management under the above referenced standards and regulations:

• Richard L. Armitage	• Walter R. Fatzinger, Jr.
• Mary K. Bush	• Richard J. Kerr
• Barry G. Campbell	• Kenneth A. Minihan

The Board determined that Mr. Pedersen (our Executive Chairman and Chairman of the Board) and Mr. Phillips (our President and Chief Executive Officer) are not independent because they are employed by the Company.

Board Leadership Structure

The Board believes that no single leadership model is right for all companies at all times. Depending on the circumstances, different leadership models might be appropriate. Our Corporate Governance Guidelines do not require that the roles of CEO and Chairman of the Board be separate or combined. The Board’s policy as to whether the roles of the CEO and Chairman of the Board should be separate or combined is to adopt the practice that best serves the Company at any given point in time. Through December 31, 2017, our CEO served as Chairman of the Board. Effective January 1, 2018, our Chairman of the Board, Mr. George Pedersen, transitioned from the CEO role to that of Executive Chairman, and Mr. Kevin Phillips assumed the role of CEO. As a result, the role of Chairman of the Board and CEO are now separate. The Board considered the appropriateness of the Company's leadership structure in light of the specific characteristics of the Company, including Mr. Pedersen's voting control of our common stock and his former service as our CEO. The Board believes the current structure provides an effective and efficient leadership model for the Company at this time.

ManTech 2018 Proxy Statement	4

Because our Chairman of the Board is not an independent director, pursuant to our Corporate Governance Guidelines our independent directors have designated one of our independent directors, Mr. Campbell, to serve as the Company’s presiding independent director (Presiding Director). Mr. Campbell’s duties in this capacity include:

•	Coordinating the activities of the independent directors;

•	Calling for meetings or sessions of the independent directors, and coordinating the agenda and serving as the chair for such meetings; and

•	Facilitating communications between and among the independent directors and the Chairman of the Board.

Board and Committee Executive Sessions and Independent Directors Meetings

The independent directors of the Board regularly meet in executive session, without the presence of management; typically, these sessions are held following the adjournment of certain regularly-scheduled Board meetings. The Board’s independent directors meet no fewer than two times annually. Certain of the Board’s primary standing committees (including the Audit Committee and Compensation Committee) also regularly meet in executive session. As Presiding Director, Mr. Campbell chairs meetings of our independent directors; committee chairpersons preside over executive sessions for their respective committees.

Board’s Role in Risk Oversight

The Board oversees the management of risks inherent in the operation of the Company’s business. The Board oversees the management of risk principally through the Audit Committee. Among other activities, the Audit Committee oversees the Company’s enterprise risk management program. The Board oversees certain of the Company’s business activities (particularly those designated as classified by the U.S. government), as well as cyber security, information assurance and similar matters that have the potential for posing significant risk to the Company, through the Special Programs Oversight Committee. The Board fulfills its responsibility for overseeing the assessment of risks associated with the Company’s compensation policies and programs through the Compensation Committee.

Each of these committees regularly receives reports from, and discusses those reports with, members of management who are responsible for applicable day-to-day risk management functions of the Company. The chairpersons of these committees periodically report back to the Board regarding risk management activities within such committees’ respective purview. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Board and Committee Self-Evaluations

Each of the Board and its primary standing committees (the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) conducts a self-evaluation on an annual basis. These evaluations are designed to foster candid discussion regarding the adequacy and effectiveness of the Board and such committees. The Nominating and Corporate Governance Committee oversees the annual self-evaluation process. Where appropriate, the Nominating and Corporate Governance Committee may consider feedback received from the evaluation process in making recommendations to the Board regarding the nomination of incumbent directors for re-election to the Board (and, where applicable, assignments of Board members to various committees).

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Director Nominations

The Board generally identifies and attracts candidates through its own efforts, and it believes that this method has been effective. However, if in the future the Board determines that it is in the Company’s best interest to use the services of a consultant or a search firm to assist with the identification and selection process, it will do so.

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director nominees, and then recommending director candidates for nomination by the Board.

We do not have a formal policy regarding the consideration of diversity in identifying potential director nominees. However, the Nominating and Corporate Governance Committee considers diversity in its broadest sense when evaluating candidates. Our Corporate Governance Guidelines direct that the evaluation of nominees should include (among numerous other considerations) an assessment of whether a nominee would provide the Board with a diversity of viewpoints, backgrounds, experiences and other demographics.

The Nominating and Corporate Governance Committee has a policy regarding the consideration of director candidates recommended by our stockholders (Nominations Policy). The Nominations Policy describes the circumstances pursuant to which the Nominating and Corporate Governance Committee will consider Board candidates recommended by our stockholders. The Nominations Policy also describes the procedures to be followed by stockholders in submitting such recommendations. We have made the Nominations Policy available on the Corporate Governance page of our Website.

Generally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders who beneficially own at least 1% of our outstanding stock at the time of recommendation (Qualifying Stockholder). Qualifying Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee may do so by submitting a completed Stockholder Recommendation of Candidate for Director Form (Recommendation Form), which is attached to the Nominations Policy posted on our Website.

Qualifying Stockholders wishing to recommend a nominee for election as director at the next annual meeting of stockholders must submit their completed Recommendation Form at least 120 days in advance of the one-year anniversary of the date of the mailing of this proxy statement. The Nominating and Corporate Governance Committee will only evaluate a candidate if he or she has indicated a willingness to serve as a director and cooperate with the evaluation process, and if the required information about the candidate has been submitted. Candidates recommended by Qualifying Stockholders will generally be evaluated by the Nominating and Corporate Governance Committee pursuant to the same process used for evaluation of all other director candidates.

Code of Ethics

The policies in our Standards of Ethics and Business Conduct satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, as well as Nasdaq’s requirements for a code of conduct applicable to all directors, officers, and employees. Among other principles, our Standards of Ethics and Business Conduct includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Standards of Ethics and Business Conduct is available on the Corporate Governance page of our Website. We are required to disclose any amendment to, or waiver of, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. We intend to use our Website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

ManTech 2018 Proxy Statement	6

Communication with Directors

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee, or the Board generally, by writing to the following address: ManTech International Corporation Board of Directors, 2251 Corporate Park Drive, Herndon, VA 20171, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee, or the full Board, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all of our directors to attend our annual meeting of stockholders, and we strongly encourage all of them to do so absent exigent circumstances that prevent their attendance. In furtherance of this policy, we generally schedule one of our regular Board meetings on the same day as our annual meeting of stockholders. In 2017, all of our directors then serving on the Board attended our annual meeting of stockholders.

Availability of Corporate Governance Documents

We have made available on the Corporate Governance page of our Website a number of important documents related to our governance practices, including:

•	Certificate of Incorporation and Bylaws;
•	Charters of all six of our standing Board Committees;
•	Code of Ethics (Standards of Ethics and Business Conduct);
•	Corporate Governance Guidelines;
•	Nominations Policy;
•	Related Party Transactions Policy; and
•	Equity Grant Policy.

We will also make these materials available in print format to any requesting stockholder. Copies of these documents may be requested by writing to the following address: ManTech International Corporation, 2251 Corporate Park Drive, Herndon, VA 20171, Attention: Corporate Secretary.

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BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board currently comprises eight members for a term that expires at the Annual Meeting. All of the directors other than Mr. Phillips were elected at the 2017 Annual Meeting of Shareholders. Mr. Phillips was elected by the Board to fill a vacancy resulting from an increase to the size of the Board on January 1, 2018. Set forth below are details regarding director attendance at board and committee meetings, the function and operation of each of the Board’s standing committees, and the compensation of our non-employee directors in 2017.

Attendance at Board and Committee Meetings

Our full Board met eight times in 2017. All of our directors, except for Ms. Bush, attended or participated in at least 75% of the aggregate of the board meetings and the meetings of the committees on which the director served during 2017. Due to health complications, which have been subsequently resolved, Ms. Bush's attendance in 2017 fell just below the 75% threshold. The number of meetings held in 2017 by each of the Board’s standing committees is set forth in the information below.

Committees of the Board

The Board currently has six standing committees (although the Board may establish other committees from time to time). The following table sets forth the current composition of our Board committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Retirement Plan Committee	Special Programs Oversight Committee	Executive Committee
Richard L. Armitage
Mary K. Bush *
Barry G. Campbell*	Chair		Chair
Walter R. Fatzinger, Jr. *		Chair		Chair
Richard J. Kerr					Chair
Kenneth A. Minihan
George J. Pedersen						Chair
Kevin M. Phillips
Member *	Audit Committee Financial Expert

Certain information regarding each standing Board committee is provided below. A more detailed discussion of each committee’s composition, purpose, objectives, authority and responsibilities can be found in its charter, which we make available on the Corporate Governance page of our Website.

Audit Committee

The primary functions of the Audit Committee are to oversee (i) the integrity of our financial statements, (ii) our accounting and financial reporting processes, and (iii) audits of our financial statements. The Audit Committee operates under a written charter and it reviews and reassesses the adequacy of that charter on an annual basis. The charter was most recently revised and amended in March 2016 and is available on our Website.

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The Board annually reviews the suitability of our Audit Committee in light of the Nasdaq listing standards’ requirements for audit committee composition and applicable SEC rules and regulations. The Board has determined that each member of our Audit Committee meets the heightened independence standard and other requirements for audit committee members under applicable Nasdaq listing standards and SEC rules and regulations.

The Board has also determined that the Company has at least one audit committee financial expert serving on the Audit Committee. The Board has determined that each of Messrs. Campbell and Fatzinger and Ms. Bush (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations, and (ii) satisfies the financial sophistication requirements of the Nasdaq listing standards. All of our Audit Committee members have a working familiarity with basic finance and accounting practices.

During 2017, the Audit Committee held five meetings. The Audit Committee meets regularly in executive session, including with our independent registered public accounting firm, without management present. Mr. Campbell serves as chairperson of the Audit Committee.

Compensation Committee

The primary functions of the Compensation Committee are to (i) oversee the determination, implementation, and administration of the remuneration (including salary, incentive compensation payments, bonuses, equity compensation, and perquisites) of all non-employee directors and executive officers of the Company, and (ii) administer the Company’s stock-based compensation plans. The Compensation Committee operates under a written charter, and it reviews and reassesses the adequacy of that charter on an annual basis. The charter was most recently revised and amended in February 2014 and is available on our Website.

The Board annually reviews the suitability of our Compensation Committee in light of the Nasdaq listing standards’ requirements for compensation committee composition and applicable SEC rules and regulations. The Board has determined that each member of our Compensation Committee meets the independence and other requirements for compensation committee members under applicable Nasdaq listing standards and SEC rules and regulations. Our Compensation Committee members also qualify as “non-employee directors” under Section 16 of the Securities Exchange Act of 1934 (the Exchange Act) and as “outside directors” under Section 162(m) of the Internal Revenue Code.

During 2017, the Compensation Committee held five meetings. At the direction of the Compensation Committee, certain members of management attend most meetings. The Compensation Committee also meets regularly in executive session without management present. Mr. Fatzinger serves as chairperson of the Compensation Committee.

•	Compensation Advisers

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, legal counsel or other advisers, and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. The Compensation Committee conducts an independence assessment of any compensation adviser it engages; such assessment includes the consideration of the factors required by applicable Nasdaq listing standards and SEC rules and regulations.

For 2017, the Compensation Committee retained Ernst & Young LLP (E&Y) as its independent compensation consultant to assist the Compensation Committee with its executive compensation-related responsibilities. The services provided by E&Y in its capacity as the Compensation Committee’s independent compensation consultant included supporting the design of our executive compensation program, providing market consensus data for each of our executive officers, and assisting the Compensation Committee in evaluating the compensation of our non-employee directors.

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From time to time, with the consent of the Compensation Committee, the Company’s management has retained personnel at E&Y to perform services that are not related to work performed as the Compensation Committee’s independent compensation consultant (Additional Services), for which E&Y receives a fee. The Compensation Committee has approved the Company’s future use of E&Y for certain projects, including due diligence support for acquisitions or other corporate transactions, tax advisory services, consulting and advisory services with respect to the Company’s internal systems and, as directed by the chairperson of the Compensation Committee, consulting and advisory services related to compensation of the Company’s non-executive officers. The Company’s management did not engage E&Y to perform Additional Services in 2017.

Based on its review of these relationships, and independence and other factors that the Compensation Committee determines to be relevant, as well as policies and procedures implemented by the Compensation Committee and E&Y, the Compensation Committee has concluded that the compensation consulting advice it receives from E&Y is objective, and that no conflicts of interest exist that would require disclosure by the Company under applicable SEC rules.

The Company’s processes and procedures for the consideration and determination of director and executive compensation (including the roles of the Compensation Committee, management, and the Compensation Committee’s independent compensation consultant) are discussed in the sections of this proxy statement captioned “Setting Compensation of Non-Employee Directors” and “Compensation Discussion and Analysis,” respectively.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become members of the Board, and recommend new director candidates to the Board when necessary and appropriate, (ii) evaluate whether incumbent directors should be nominated for re-election to the Board and make recommendations to the Board in this regard, and (iii) oversee and periodically evaluate the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee operates under a written charter, and it reviews and reassesses the adequacy of  that charter on an annual basis. The charter was most recently revised and amended in March 2016 and is available on our Website. All members of the Nominating and Corporate Governance Committee are independent directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. The Nominating and Corporate Governance Committee held three meetings in 2017. Mr. Campbell serves as chairperson of the Nominating and Corporate Governance Committee.

Retirement Plan Committee

The primary function of the Retirement Plan Committee is to oversee the administration of the Company’s tax-qualified and non-qualified retirement plans. The Retirement Plan Committee held four meetings in 2017. Mr. Fatzinger serves as chairperson of the Retirement Plan Committee.

Special Programs Oversight Committee

The Special Programs Oversight Committee oversees certain of the Company’s business activities (particularly those designated as classified by the United States government for purposes of national security), as well as cyber security, information assurance and similar matters that have the potential for posing significant risk to the Company. The Special Programs Oversight Committee held four meetings in 2017. Mr. Kerr serves as chairperson of the Special Programs Oversight Committee.

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Executive Committee

The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee is authorized to exercise the powers of the Board in managing the affairs of the Company during intervals between Board meetings, when Board action is necessary or desirable but convening a special Board meeting is not warranted or practical. The Executive Committee did not meet in 2017. Mr. Pedersen serves as chairperson of the Executive Committee.

Setting Compensation of Non-Employee Directors

Our Compensation Committee sets compensation for the Company’s non-employee directors. The Compensation Committee generally reviews non-employee director compensation on an annual basis. In conducting this review, the Compensation Committee receives input on market trends for non-employee director compensation from its independent compensation consultant, including with respect to the Company’s compensation peer group (as set forth in the “Compensation Discussion & Analysis” section of this proxy statement); however, the Compensation Committee does not target non-employee director compensation at any particular percentile or percentile range of the market data. A substantial portion of the non-employee directors’ compensation is payable in the form of stock-based compensation, in order to align the interests of the directors with those of the Company’s stockholders.

We do not compensate Mr. Pedersen or Mr. Phillips for service on the Board or any committee of the Board. In certain circumstances, members of the Board may receive reimbursement for certain expenses incurred in connection with attending Board or committee meetings. For the current Board term (which began in May 2017), the Compensation Committee issued 4,000 shares of restricted stock to each non-employee director (an increase of 1,000 shares of restricted stock per non-employee director from the level applicable to the prior Board term), while cash compensation levels remained unchanged from the prior Board term. The compensation we paid in 2017 to our non-employee directors for their services is set forth in the table that follows.

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NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The tables and footnotes below reflect the compensation and other fees paid in 2017 to our non-employee directors for their services.

Name (a)	Fees Paid in Cash[1] ($)(b)	Stock Awards[2] ($)(c)	All Other Compensation[3] ($)(d)	Total ($)(e)
Richard L. Armitage	88,000	151,600	3,150	242,750
Mary K. Bush	75,000	151,600	3,150	229,750
Barry G. Campbell	130,000	151,600	3,150	284,750
Walter R. Fatzinger, Jr	115,000	151,600	3,150	269,750
Richard J. Kerr	93,500	151,600	3,150	248,250
Kenneth A. Minihan	73,000	151,600	3,150	227,750

[1]	The following table presents the cash compensation we currently pay to our non-employee directors for their service on our Board and our Board committees:

	Annual Retainer (Director/Member)	Additional Annual Retainer (Chairperson)	Meeting Fee
Board of Directors	$50,000.00	N/A	$1,500 for each meeting that is attended
Audit Committee	$12,500.00	$20,000	$1,500 for each meeting in excess of 4 per Board term
Compensation Committee	$7,500.00	$10,000	$1,500 for each meeting in excess of 4 per Board term
Nominating and Corporate Governance Committee	$7,500.00	$7,500	$1,500 for each meeting in excess of 4 per Board term
Retirement Plan Committee	$5,000.00	$5,000	$1,500 for each meeting in excess of 4 per Board term
Special Programs Oversight Committee	$5,000.00	$5,000	$1,500 for each meeting in excess of 4 per Board term
Executive Committee	$10,000.00	N/A	$1,500 for each meeting in excess of 4 per Board term
Presiding Independent Director	$5,000.00	N/A	N/A
[2]

The amounts in this column reflect the aggregate fair market value of the restricted stock award granted on May 17, 2017, as computed in accordance with ASC Topic 718, Compensation – Stock Compensation. In 2017, each non-employee director received a restricted stock grant of 4,000 shares of common stock, with a grant price of $37.90 per share (closing price of our common stock on the Nasdaq stock market on the date of grant, May 17, 2017); the restricted stock awards fully vest one year after the date of grant. Each non-employee director had unvested restricted stock awards in the amount of 4,000 shares outstanding as of December 31, 2017. The non-employee directors were not granted any option awards during 2017, and they had no options outstanding as of December 31, 2017.

[3]	The amounts in this column reflect cash dividends credited on unvested shares of restricted stock.

ManTech 2018 Proxy Statement	12

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

The Board has nominated all of the Company’s eight current directors to serve as a director until the 2019 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified. Each nominee is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If any nominee should become unavailable for election or is unable to be a candidate when the election takes place (or otherwise declines to serve), the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate that any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Third Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors, or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders, or until his successor is duly elected and qualified.

Information Regarding the Nominees for Election as Directors

The name and age (as of the Mailing Date) of each nominee for election as director, as well as certain additional information concerning each nominee’s principal occupation, other affiliations, and business experience during the last five years, are set forth below.

The Board has concluded that each of the incumbent directors should be nominated for re-election based on the specific experience, qualifications, attributes and skills identified in the biographical information below, in light of the Company’s business and structure.

Name	Age	Director Since

George J. Pedersen	82	1968

Mr. Pedersen is the Company’s co-founder, Executive Chairman and Chairman of the Board. Mr. Pedersen has served as a director of ManTech since 1968. He has served has Chairman of the Board since 1979. Mr. Pedersen previously served as the Company’s CEO until the end of 2017. He also served as President of the Company from 1995 until 2004. In the past, Mr. Pedersen has served on the board of directors of various public and private companies and industry associations.

Qualifications

Mr. Pedersen’s unparalleled knowledge of the Company and its operations, and his experience in providing innovative technologies and solutions for mission-critical national security programs to U.S. government customers for half a century, uniquely positions him to serve as the Company’s Executive Chairman and Chairman of the Board. In addition to his operational experience, Mr. Pedersen has an in-depth knowledge and understanding of the U.S. government’s mission requirements and related funding priorities.

13	ManTech 2018 Proxy Statement

Name	Age	Director Since

Richard L. Armitage	72	2005

Mr. Armitage has served as a director of ManTech since 2005. Since 2005, Mr. Armitage has served as President of Armitage International, L.C., which provides multinational clients with critical support in the areas of international business development, strategic planning, and problem-solving. From 2001 through 2005, he served as the Deputy Secretary of State, and prior to that assignment, he was President of Armitage Associates, L.C., a world-wide business and public policy firm. Beginning in the late 1980s, Mr. Armitage held a variety of high-ranking diplomatic positions, including as Presidential Special Negotiator for the Philippines Military Bases Agreement; as Special Mediator for Water in the Middle East; as a Special Emissary to Jordan’s King Hussein during the 1991 Gulf War; and as an Ambassador, directing U.S. assistance to the new independent states of the former Soviet Union. Mr. Armitage is also a former Assistant Secretary of Defense for International Security Affairs, and a former Assistant Secretary of Defense for East Asia and Pacific Affairs. Mr. Armitage has received numerous U.S. military decorations, has been awarded the Department of Defense Medal for Distinguished Public Service four times, and has received the Presidential Citizens Medal and the Department of State Distinguished Honor Award. In 2005, he was awarded a KBE and became a Knight Commander of the Order of St. Michael and St. George. Mr. Armitage was also appointed as an honorary companion to the Order of Australia (Australian Knighthood) and an honorary companion of the New Zealand Order of Merit. In November 2015, Mr. Armitage was awarded the Grand Cordon of the Order of the Rising Sun from Japan. Mr. Armitage currently serves on the board of directors of ConocoPhillips (NYSE: COP), which is one of the largest integrated energy companies in the United States.

Qualifications

Mr. Armitage brings to the Board significant leadership experience and industry expertise. Mr. Armitage has worked in the highest levels of the U.S. government, providing him with critical insight into the needs and operations of U.S. government intelligence, military, and civilian agencies, and other matters relating to foreign affairs. His many years of service on our Board, as well as his service on the boards of directors of other public and private companies, give him a significant understanding of the role of the Board and knowledge of the Company and its operations.

Mary K. Bush	70	2006

Ms. Bush has served as a director of ManTech since 2006. In 1991, Ms. Bush founded Bush International, a global consulting firm which advises U.S. companies and foreign governments on international financial markets and banking, and global business strategy. In 2007, she was appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession. From 1989 to 1991, Ms. Bush served as Managing Director and Head of the Federal Housing Finance Board, the oversight body for the nation’s 12 Federal Home Loan Banks. Prior to 1989, Ms. Bush was the Vice President and Head of International Finance at the Federal National Mortgage Association (Fannie Mae). From 1982 to 1984, Ms. Bush served as U.S. Alternate Executive Director of the International Monetary Fund (IMF), a position appointed by the President of the United States and confirmed by the Senate. In that capacity, she worked with the U.S. Treasury Department to formulate policy on IMF lending and global economic matters. Ms. Bush serves on the board of directors of Discover Financial Services (NYSE: DFS), Marriott International, Inc. (NYSE: MAR), T. Rowe Price Group (NASDAQ: TROW) and Bloom Energy.

Qualifications

As an experienced financial and operational leader of numerous high-profile institutions in a variety of industries, Ms. Bush brings a broad understanding of the operations and business and economic challenges of public companies. Ms. Bush has chaired or served on all significant standing committees of public company boards during her career. Ms. Bush has deep knowledge of financial, investment, and governance matters, and received her MBA in finance from the University of Chicago. Her background and experience, including her experience with public policy matters and providing strategic advisory services in political and international arenas, coupled with her service and leadership in government, afford Ms. Bush with a valuable perspective for service on our Board.

ManTech 2018 Proxy Statement	14

Name	Age	Director Since

Barry G. Campbell	76	2002

Mr. Campbell has served as a director of ManTech since 2002. From 1999 to 2001, Mr. Campbell served as a director, President and Chief Executive Officer of Allied Aerospace Industries, Inc., a Virginia-based aerospace and defense engineering firm. From 1993 to 1997, Mr. Campbell served as President and Chief Executive Officer of Vitro Corporation, the largest subsidiary of Tracor, Inc. In 1997, he served as Chairman and Chief Executive Officer of Tracor’s subsidiary, Tracor Systems Technologies, Inc. until the sale of Tracor, Inc. to GEC Marconi, plc in 1998.

Qualifications

As a former senior executive of public companies and companies in our industry, Mr. Campbell brings management experience, leadership capabilities, financial knowledge, and business acumen to our Board. Mr. Campbell has a deep understanding of the Company and its operations, having served on our Board since our initial public offering and chaired our Audit Committee since 2004. Mr. Campbell’s knowledge of our Company, and his financial and operational experience leading comparable companies in our industry through challenges and opportunities that we regularly face, make him a valued and important contributor to our Board.

Walter R. Fatzinger, Jr.	75	2002

Mr. Fatzinger has served as a director of ManTech since 2002. Mr. Fatzinger served as Executive Vice President of Chevy Chase Bank, F.S.B., the parent of ASB Capital Management, Inc., from 1999 to 2002. Mr. Fatzinger currently serves as a director of both Chevy Chase Trust Company and ASB Capital Management, where he is Chairman of the Audit Committee and the Real Estate Investment Activities Committee, and is Chairman Emeritus of the University of Maryland Foundation.

Qualifications

As a former leader of high-profile companies in the financial industry, Mr. Fatzinger brings to the Board a broad range of capabilities relating to the management, operation, and financial performance of companies. He has led and overseen institutions throughout the many stages of a company’s lifecycle. Mr. Fatzinger also has a deep understanding of the Company and its operations, having served on our Board since our initial public offering and chaired our Compensation Committee since 2004. This knowledge and his financial and operational experience make him a valued and important contributor to our Board.

15	ManTech 2018 Proxy Statement

Name	Age	Director Since

Richard J. Kerr	82	2002

Mr. Kerr has served as a director of ManTech since 2002. From 1996 to 2001, Mr. Kerr served as President of the Security Affairs Support Association, an organization comprising government and industry members that is focused on national security policy. Prior to that, Mr. Kerr worked at the Central Intelligence Agency for 32 years, including as Deputy Director for Central Intelligence. Mr. Kerr headed a small team that assessed intelligence produced prior to the Iraq war, at the request of the Secretary of Defense and Director of Central Intelligence. For seven years Mr. Kerr served on the Independent Monitoring Commission that monitored the Good Friday Agreement in Northern Ireland.  Mr. Kerr has previously served on the boards of directors of BAE Systems, Inc., a subsidiary of BAE Systems plc, MITRE Corporation and LexisNexis.

Qualifications

Mr. Kerr brings to the Board significant leadership experience and industry knowledge, particularly within the intelligence community. His continued involvement in the formation of the nation’s security policies has ensured his continued expertise in this area. His many years of service on our Board, as well as his service on the board of directors of other high-profile companies in our industry, gives him a significant understanding of the role of the Board, and knowledge of the Company, its operations, and the markets it serves. His familiarity with and knowledge of issues relating to the operation of certain Company business activities involving programs designated as classified by the U.S. government and his understanding of cyber security risks give him the background to chair our Special Programs Oversight Committee.

Kenneth A. Minihan	74	2006

Lieutenant General Minihan (Retired) has served as a director of ManTech since 2006. Since 2002, Lieutenant General Minihan has served as Managing Director of the Homeland Security Fund for Paladin Capital Group. From 1999-2002, Lieutenant General Minihan served as President of the Security Affairs Support Association. Lieutenant General Minihan served for over thirty years in the Air Force, serving from 1996 to 1999 as the 14th Director of the National Security Agency/Central Security Service. From 1995 to 1996, he was a Director of the Defense Intelligence Agency. Among Lieutenant General Minihan’s awards and decorations are the National Security Medal, the Defense Distinguished Service Medal, the Bronze Star, the National Intelligence Distinguished Service Medal, and the Legion of Merit. Lieutenant General Minihan is a founder of the Intelligence and National Security Alliance in Washington, D.C., and serves on the boards of directors of KEYW Corporation (NASDAQ: KEYW), CGI Federal, a subsidiary of CGI Group Inc., and Lexis Nexis Special Services Inc. He also is a former member of the board of directors of BAE Systems, Inc., a subsidiary of BAE Systems plc.

Qualifications

Lieutenant General Minihan brings to the Board an impressive mix of military, government, business, and investment experience in the Company’s industry. His position as Managing Director of the Homeland Security Fund for Paladin Capital Group also gives Lieutenant General Minihan keen insight into merger and acquisition activity within our industry. Lieutenant General Minihan’s industry knowledge is supplemented by his experience serving on numerous other public and private company boards in the defense and government IT services industry, and as a result he has deep understanding of the role of the Board and the Company, as well as the Company’s addressable markets.

ManTech 2018 Proxy Statement	16

Name	Age	Director Since

Kevin M. Phillips	56	2018

Mr. Phillips became Chief Executive Officer of ManTech on January 1, 2018, after serving as the Company’s President and Chief Operating Officer since 2016. He was also elected to the Board as of January 1, 2018. From 2005 to 2016, Mr. Phillips served as the Company’s Chief Financial officer. Before that, Mr. Phillips served as the Company’s corporate vice president and assistant to the chairman and chief of staff.  Mr. Phillips joined the Company in December 2002, when CTX Corporation was acquired by ManTech. Mr. Phillips had served as the chief financial officer of CTX Corporation. Mr. Phillips serves on the board of directors of Northern Virginia Technology Council (NVTC), a technology trade association.

Qualifications

As an experienced financial and operational expert for government IT service providers, Mr. Phillips brings his broad and deep experience and industry knowledge to his service on the Board. Mr. Phillips has served in senior financial and strategic roles with multiple IT service providers to the government for almost 25 years. Specifically with respect to ManTech, Mr. Phillips has a deep understanding of the Company and its operations, and has lead the development of the Company’s strategic vision to drive ManTech’s growth.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the election of each of the director nominees listed above. All proxies executed and returned will be voted “FOR” all of the director nominees unless the proxy specifies otherwise.

17	ManTech 2018 Proxy Statement

EXECUTIVE OFFICERS

We have set forth below the positions, names and ages (as of the Mailing Date) of our current executive officers (other than George Pedersen, our Executive Chairman and Chairman of the Board, and Kevin Phillips, our President and CEO). Biographical information for each of our executive officers is also presented below. The biographical and other required information for each of Mr. Pedersen and Mr. Phillips is presented in the section of this proxy statement captioned “Information Regarding the Nominees for Election as Directors.”

Our executive officers serve at the discretion of the Board.

Name	Age	Position

Judith L. Bjornaas	55	Executive Vice President and Chief Financial Officer

Ms. Bjornaas has served as our Chief Financial Officer since November 2016. Ms. Bjornaas served as the Company’s Senior Vice President of Financial Planning and Analysis and Deputy Chief Financial Officer from December 2010 until November 2016. Ms. Bjornaas assumed the duties and responsibilities of the Company’s principal accounting officer in August 2012. Prior to joining ManTech, she was the chief financial officer of NCI, Inc., a public company that provided information technology and professional services and solutions to federal government agencies.

Daniel J. Keefe	64	Group President - MSS

Brigadier General Keefe (Retired) has served as president and chief operating officer of the Company’s Mission Solutions and Services (MSS) business group since February 2013. Brigadier General Keefe previously served as the Executive Vice President and Group General Manager for MSS. Prior to joining ManTech in March 2011, he was a senior vice president and general manager in the MPRI division of L-3 Communications, an organization that provided education, training, development, and staffing solutions for government customers. In March 2018, Mr. Keefe informed the Company of his intent to retire effective at the end of June 2018.

Richard J. Wagner	56	Group President - MCIS

Rick Wagner has served as president of ManTech’s Mission, Cyber & Intelligence Solutions (MCIS) business group since January 2018. From 2015 through 2017, Mr. Wagner served as the Executive Vice President and Chief Operating Officer of MCIS, leading the group’s day-to-day operations, and before that as Senior Vice President ManTech’s Advanced Technology Solutions business. Before joining ManTech in 2015, Mr. Wagner was chief strategy officer at TASC, Inc., where he led merger and acquisition activity, including due diligence and integration for the merger with Engility Holdings, Inc. During his 16 years at TASC, Mr. Wagner held positions of increasing responsibility from program, and line management before becoming a senior executive.

ManTech 2018 Proxy Statement	18

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that follows this report. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ManTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Compensation Committee Members

Walter R. Fatzinger, Jr., Chairman
Barry G. Campbell

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program. These targets and goals are not statements of our expectations or estimates of results or other guidance. Investors should not apply the targets and goals to any other context.

This section describes the compensation for our Chief Executive Officer and Chief Financial Officer in 2017, as well as each of our other three most highly compensated executive officers in 2017, all of whom we refer to collectively as our named executive officers. Our named executive officers for 2017 were: George J. Pedersen (our Executive Chairman and Chairman of the Board, who during 2017 served as our Chief Executive Officer and Chairman of the Board), Judith L. Bjornaas (our Executive Vice President and Chief Financial Officer), Kevin M. Phillips (our Chief Executive Officer and President, who during 2017 served as our President and Chief Operating Officer), and Daniel J. Keefe and L. William Varner, III (who during 2017 served as the presidents of our two primary business groups).

On December 11, 2017, our Board designated Mr. Pedersen as the Company’s Executive Chairman in addition to his role as Chairman of the Board, and appointed Mr. Phillips to serve as our Chief Executive Officer, in addition to his role as President, with such changes to become effective January 1, 2018. The Board also increased the size of the Board by one person, and elected Mr. Phillips to fill that newly-created vacancy, also effective January 1, 2018. In his role as Executive Chairman, Mr. Pedersen continues to guide our overall strategy and direction, oversee our mergers and acquisitions program, and facilitate other significant corporate activity. In August 2017, Mr. Varner, who served as the President of our Mission, Cyber & Intelligence Solutions business group since 2009, informed the Company of his intent to retire effective December 31, 2017. In March 2018, Mr. Keefe, who has served as the President of our MSS business group since 2013, informed the Company of his intent to retire effective June 30, 2018.

Executive Summary

Our executive compensation program is based upon a foundation of providing compensation that has a strong relationship to performance, as exemplified by our compensation philosophy (as described below). We continually evaluate the individual elements of our executive compensation program in light of market conditions, operational needs and corporate governance requirements, and we make changes as needed and where appropriate for our business. We believe that our executive compensation structure continues to properly incentivize our executive officers’ contribution to the Company’s financial and operational performance. Specifically, we believe that the design of the non-discretionary component of our annual incentive compensation program ties the interests of our executives to the Company’s financial results by providing significant incentive payments only where there is objective evidence of exemplary performance. For the non-discretionary component of our incentive compensation program in 2017, we used performance measures that relate to overall Company performance for our named executive officers who are corporate executives, and used a combination of overall Company performance measures and

19	ManTech 2018 Proxy Statement

applicable business group performance measures for our named executive officers who are business group presidents. The discretionary component of our annual incentive compensation program provides us with flexibility to consider qualitative factors so that, where appropriate, we can capture and reward the individual performance and contributions of our named executive officers that are not captured by the non-discretionary component of our program. With regard to the equity component of our executive compensation program, in 2017 the Company granted both stock options and performance-based restricted stock units (RSUs). The stock options vest in equal installments over three years, beginning on the first anniversary of the grant date. Consistent with the timing of our grants to our employees generally, the stock option grants to our named executive officers were bifurcated into two tranches (a March grant and a November grant) in order to vary the timing of the realization of benefits from the stock options. The RSUs are earned based on the achievement of specified compounded average growth rates for the Company’s revenues and earnings per share over a two-year performance period. The RSUs will be earned only if the named executive officer is employed with the Company through the last day of the performance period or if, before the last day of the performance period, the named executive officer’s employment terminates due to death or disability, in which case the award vests at target levels on that date.

In 2017, ManTech demonstrated strong financial performance, as we experienced robust contract awards, solid organic revenue growth, increased profits and strong cash flows. Furthermore, the Company demonstrated continued improvement with respect to numerous other financial metrics, including growth in revenues, operating income, net income and earnings per share (EPS). We also made a targeted acquisition of InfoZen, a leading IT solutions provider with domain expertise in modernization, agile/DevOps software development, cloud migration and threat monitoring and assessment capabilities in support of critical national and homeland security missions. Our focus on business development activities, and our strong market positioning in an improving contract awards environment, resulted in $4.2 billion in contract awards during the year, which represents a 2.4x book-to-bill ratio. In 2017, approximately half of our contract awards were for new business, and we continued to experience a robust level of proposal activity during the year. Our backlog exceeded $7 billion by the end of 2017. We finished 2017 with revenues of over $1.7 billion, operating income of approximately $98 million, and cash flow from operations of $153 million. We exited 2017 with cash on hand of $9.5 million, with $31 million in outstanding borrowings under our $500 million revolving credit facility. For a more detailed description of our fiscal year 2017 financial results, see our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2017 Annual Report on Form 10-K.

Throughout 2017, our named executive officers led the Company through a number of important efforts in furtherance of our long-term strategy of delivering our broad set of capabilities to our customers through tailored solutions to meet the evolving requirements of their most important missions. We are committed to being recognized by our customers, employees and investors as a leading provider of innovative technologies and solutions for mission-critical national security programs.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to support the Company’s key business objectives of creating long-term value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with the interest of our stockholders, we believe that our executive compensation program should provide our executive officers with competitive compensation opportunities that reward contributions to the financial and operational success of the Company, as well as their personal performances.

ManTech 2018 Proxy Statement	20

Specifically, per our compensation philosophy, we believe that our executive compensation program should:

•

Be tied in substantial part to financial performance, so that our executives are held accountable, through their compensation, for the performance of the Company and (if applicable) the business groups for which they are responsible;

•	Be structured to appropriately balance short-term and long-term compensation incentives consistent with the short-term and long-term objectives of the Company;
•	Align the interests of management with shareholders through appropriate equity compensation;
•

Consider qualitative and other quantitative factors beyond the quantitative financial metrics that serve as the basis for the non-discretionary portion of our annual incentive compensation program, in the determination of whether discretionary bonus payments to individual executives are appropriate; and

•	Reflect the competitive marketplace, so we are able to attract, retain, and motivate talented executives.

Executive Compensation Setting Process

The Compensation Committee is responsible for setting the compensation of our executive officers. In making executive compensation decisions, the Compensation Committee consults with our CEO and other members of our management team, and relies upon the assistance of E&Y, which serves as the Compensation Committee’s independent compensation consultant. For additional information about E&Y, see the “Compensation Committee” section of this proxy statement.

The Compensation Committee believes that the input of management is an important part of the executive compensation setting process. As a result, the Compensation Committee requested that management provide initial recommendations with respect to the 2017 compensation packages for each named executive officer. These recommendations included types and amounts of compensation for each executive, as well as appropriate goals for each of the 2017 performance metrics, which were determined by the Compensation Committee. In setting each executive’s compensation opportunities for 2017, the Compensation Committee considered management’s recommendation in light of, and in addition to, other factors, including the executive’s individual experience, organizational role and job responsibilities, performance, and prior compensation levels, as well as retention and other specific management needs of the Company.

In evaluating the reasonableness of its compensation decisions and the Company’s compensation programs generally, the Compensation Committee takes into account the compensation practices of, and the competitive market for executives at, companies with which we compete. To this end, the Compensation Committee asked E&Y to perform an analysis of the Company’s executive compensation program, including a review of the overall competitiveness of proposed compensation levels to prevailing market standards for executive officers. The market information included in this analysis was based on published compensation surveys for similarly-sized companies within the business software and services industry (as sorted and refined by E&Y on a position-by-position basis), as well as proxy analysis of the Company’s compensation peer group, and was used to generate “market consensus” figures for each of our executive officer’s total cash compensation (base salary and annual incentive) and, where available, total direct compensation (total cash compensation plus long-term incentives). Market consensus figures were presented at both the 50th and 75th percentiles of the market data to provide general information on a market competitive range of compensation for each position.

21	ManTech 2018 Proxy Statement

E&Y does not identify to the Compensation Committee the individual companies that compose the published survey data for each executive’s position. The Compensation Committee, in consultation with E&Y and management, determined the compensation peer group used to produce the proxy analysis. The primary basis for selecting the peer group was to identify public companies with which we compete directly for executive talent, customers, market share, capital, and shareholders. Our compensation peer group for the year comprised the following 12 companies:

• Booze Allen Hamilton Holding Corp	•	• Harris Corporation	•	• NCI, Inc
	•		•
• CACI International, Inc.	•	• ICF International	•	• SAIC, Inc.
	•		•
• CSRA Inc.	•	• Leidos Holdings Inc.	•	• Unisys Corporation
	•		•
• Engility Holdings Inc.	•	• MAXIMUS, Inc.	•	• Vectrus, Inc.

The Compensation Committee did not consider the market consensus figures for the purposes of benchmarking or otherwise targeting any component of executive compensation or total executive compensation at a particular percentile of market; rather the Compensation Committee used market consensus figures as a reference point in its overall determination of the types and amount of compensation to be paid to our executive officers, in light of the Compensation Committee’s own evaluation of the circumstances with respect to each executive officer. Factors that may cause an individual executive’s compensation to fall outside of the market consensus figures presented to the Compensation Committee include competitive factors, the Company’s financial and operating performance, the individual executive’s position or performance, the Company’s general view on the appropriate portion of compensation for its executives that should be cash-based, and other factors that may be considered relevant by the Compensation Committee in determining the best way to align our executive officers’ interests with those of our stockholders.

2017 Named Executive Officer Compensation

Our compensation program utilizes three principal types of compensation: base salary, annual cash incentive payments, and long-term incentive compensation. While we do pay some compensation through employee benefits and perquisites, these forms of compensation generally do not represent a significant portion of the total compensation we pay our executives.

Base Salary

We pay our named executive officers base salaries that reflect the requirements of the marketplace. We also take into account the individual executive’s experience, base salary levels over the last several years, organizational alignment, personal performance, internal pay equity considerations, and (if applicable) size and other factors related to the business group for which the executive is responsible. The consideration given to each of these factors differs from individual to individual, as deemed appropriate.

Based on the factors listed above, in March 2017, as part of our regular annual salary setting process, the Compensation Committee approved an increase in base salaries for the Company’s named executive officers. The base salaries for Mr. Pedersen, Ms. Bjornaas and Mr. Phillips were not changed, while the base salaries for Mr. Keefe and Mr. Varner were increased by $17,000, respectively.

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The final 2017 base salaries for our named executive officers are shown in the following chart.

Executive	2017 Base Salary
Mr. Pedersen	$1,840,000
Ms. Bjornaas	$475,000
Mr. Phillips	$900,000
Mr. Keefe	$862,000
Mr. Varner	$862,000

Annual Cash Incentive Compensation Program

Our named executive officers have the potential to earn cash payments through our annual incentive compensation program. Our annual incentive compensation program has both non-discretionary and discretionary components. The non-discretionary component of each executive’s annual incentive compensation opportunity was established pursuant to, and governed by, the Company’s 2017 Executive Incentive Compensation Plan (2017 IC Plan). On an annual basis, the Compensation Committee also considers for each executive whether a discretionary bonus payment is appropriate.

We have chosen to make annual incentive compensation payments in the form of cash rather than equity, as the equity compensation component of our compensation program is designed to provide a longer-term incentive for our named executive officers.

•	Non-Discretionary Incentive Compensation Payments

The material elements of the non-discretionary component of our annual incentive program are as follows:

•	A uniform and systematic process that uses objective and specific measures to determine the amount of incentive compensation to be paid;
•	Company and business group performance goals that support the operating objectives for the Company as a whole; and
•

Compensation Committee discretion to reduce the amount of the non-discretionary portion of a named executive officer’s annual cash incentive payment that would otherwise be payable upon the executive’s achievement of the pre-established goals.

Structure of 2017 Non-Discretionary Incentive Opportunities

The 2017 IC Plan uses the following performance measures at both the Company-level and business group-level.

Revenue

Revenue is the principal means by which we measure our overall growth, which is an important factor at this point in the life of the Company. Because of profit margin limitations that apply to government contracts, increasing our revenue is the principal method by which we can increase our profits.

EBIT	Earnings before interest and taxes (EBIT) is the principal method by which we measure our profitability and monitor our ability to achieve returns for our stockholders.
Bookings

Bookings refers to the total value of all contracts, including renewals and customer purchases in excess of prior contracted commitments, awarded during the year. Generally, for Indefinite Delivery/Indefinite Quantity contracts, we only include in our bookings executed task orders and an estimate of revenues for solutions that we believe we will be asked to provide in the future under the terms of those contracts for which we have an established pattern of revenues. Awards of new contracts and the renewal of existing contracts are an important measure of our market positioning and future prospects.

23	ManTech 2018 Proxy Statement

For 2017, the non-discretionary annual incentives for each of Messrs. Pedersen and Phillips and Ms. Bjornaas were based solely on Company-level performance measures. By using only Company-level performance measures, the incentives for these executives were balanced for all aspects of the Company’s business, and were intended to encourage them to attend to the entire business of the Company and make decisions for the benefit of the entire Company. The percentage achievement of each of the Company-level performance goals is multiplied by a weighting factor, and the resulting products are added to determine an overall Company-level performance score. For 2017, the revenue, EBIT and bookings performance measures for Messrs. Pedersen and Phillips and Ms. Bjornaas were equally weighted. The Company-level performance measures, associated weighting factors, and goals for 2017 are shown in the following table:

Company-Level Performance Measures

Performance Measure	Weighting	Goal (dollars in thousands)
Revenue	33%	$1,750,000
EBIT	33%	$100,000
Bookings	33%	$2,200,000

The non-discretionary annual incentives for Messrs. Keefe and Varner were based on a combination of the Company-level performance goals described above (using the same weighting factors used for Messrs. Pedersen and Phillips and Ms. Bjornaas) and performance goals for the business group for which each of Mr. Keefe and Mr. Varner was responsible. By using both Company-level and business group-level measures, the incentives were intended to encourage these executives to make decisions that benefit their respective business groups and the Company as a whole. The overall performance score for the Company-level goals and the overall performance score for the business group-level goals are each multiplied by a weighting factor, and then added together to determine a composite performance score. For 2017, the overall Company-level and business group-level performance scores were equally weighted for Messrs. Keefe and Varner. Certain business group-level performance measures, associated weighting factors, and goals are shown in the table below.

Business Group-Level Performance Measures

		Mr. Keefe	Mr. Varner
Performance Measure	Weighting	Goal (dollars in thousands)
Revenue	33%	$831,300	$850,000
EBIT[1]	33%
Bookings	33%	$1,000,000	$1,100,000

[1]

EBIT goals for the business groups were set in proportion to the Company-level goal for that measure, taking into account the size, customers, contract types, and other attributes of the relevant business group. EBIT goals were designed to be challenging to meet at targeted performance, with the maximum score attainable only under circumstances indicating extraordinary performance.

ManTech 2018 Proxy Statement	24

The performance score for each of our named executive officers is converted by fixed formula to an annual incentive award amount based on final 2017 base salary. For 2017, the non-discretionary incentive award opportunity under the 2017 IC Plan for each of our named executive officers at threshold, target, and maximum performance levels is set forth in the following table.

Non-Discretionary Incentive Award Opportunities

Executive	Threshold Performance Score (75% of Target)	Target Performance Score (100% of Target)	Maximum Performance Score (125% of Target)
Mr. Pedersen	$345,000	$1,380,000	$2,420,000
Ms. Bjornaas	$90,000	$360,000	$630,000
Mr. Phillips	$193,000	$770,000	$1,350,000
Mr. Keefe	$183,000	$730,000	$1,280,000
Mr. Varner	$183,000	$730,000	$1,280,000

2017 Non-Discretionary Incentive Compensation Results

Calculation of the Company-level performance score used to determine results for Ms. Bjornaas and Messrs. Pedersen, Phillips, Keefe and Varner for 2017 is shown in the table below.

Company-Level Performance Score

Performance Measure	Weighting	% Achievement	Performance Score
Revenue	33%	98%	33%
EBIT	33%	98%	33%
Bookings	33%	191%	64%
Company-Level Performance Score			129%

Each of the non-discretionary annual incentive payment opportunities for Mr. Pedersen, Ms. Bjornaas and Mr. Phillips was based solely on the Company-level performance score. As a result of the achievement of the Company-level performance score, Mr. Pedersen, Ms. Bjornaas and Mr. Phillips earned the following non-discretionary annual incentive payments for 2017.

Executive	2017 Non- Discretionary Annual Incentive Payments
Mr. Pedersen	$2,420,000
Ms. Bjornaas	$630,000
Mr. Phillips	$1,350,000

The business group-level performance score for each of our business group presidents was calculated using performance results for the business group for which the executive was responsible during 2017. Calculation of each of the business group-level performance scores for 2017 is shown in the table below.

Business-Group Level Performance Scores

		Mr. Keefe		Mr. Varner
Performance Measure	Weighting	% Achievement	Score	% Achievement	Score
Revenue	33%	100%	33%	101%	34%
EBIT	33%	101%	34%	103%	34%
Bookings	33%	309%	103%	101%	34%
Business Group-Level Performance Score			170%		102%

25	ManTech 2018 Proxy Statement

Each business-group performance score was multiplied by a weighting factor of 50%, and then added together with the equally-weighted Company-level performance score (which was 129%) to yield a composite performance score of 149% in the case of Mr. Keefe and 115% in the case of Mr. Varner. Based on these composite performance scores, Messrs. Keefe and Varner earned the following non-discretionary annual incentive payments for 2017.

Executive	2016 Non- Discretionary Annual Incentive Payments
Mr. Keefe	$1,280,000
Mr. Varner	$1,070,000

•	2017 Discretionary Bonus Payments

As part of our annual incentive compensation program, the Compensation Committee considers whether discretionary bonus payments should be made to our named executive officers. In determining the amount of any discretionary bonus payments, the Compensation Committee may take into account any objective or subjective factors that the Compensation Committee deems appropriate, including individual contributions, retention needs, and other qualitative or quantitative factors not captured by the non-discretionary component of our annual incentive compensation program.

For 2017, the Compensation Committee awarded discretionary bonuses to Ms. Bjornaas in the amount of $70,000 and to Mr. Varner in the amount of $230,000. Our other named executive officers did not receive discretionary bonuses.

The discretionary bonus payments were used, as designed, to capture and reward individual performance that the non-discretionary component of our incentive compensation program did not capture. The size of the discretionary bonus was determined based on the Compensation Committee’s assessment of the individual officer’s achievements for the year. In Ms. Bjornaas’s case, the Compensation Committee considered her leadership in successful efforts to: improve cash collections and receivable days outstanding on programs where the cash collection process is challenging and which tend to have higher DSOs; amend the Company’s revolving credit facility, helping to maintain a robust and flexible balance sheet that can support the Company’s strategic investment objectives, while returning value to shareholders via our regular cash dividend program; and develop and implement the Company’s long-term strategic planning initiative. In Mr. Varner’s case, the Compensation Committee considered his leadership in successful efforts to: expand the Company’s presence at, and reputation and relationships with, key intelligence community customers and with industry; expand and strengthen MCIS’s hiring capabilities in an environment of staffing challenges for certain high-end personnel; win certain significant contract awards that will help drive growth in 2018; and strengthen operational management of the MCIS business group, including Mr. Varner’s role in the Company’s efforts to identify his successor. In light of these factors, the Compensation Committee determined that the size of the discretionary awards to Ms. Bjornaas and Mr. Varner were appropriate.

Long-Term Incentive Compensation

We provide long-term incentives to our named executive officers through annual equity grants. The grants are designed to align the interests of our named executive officers with those of our stockholders and provide these executives with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. The Compensation Committee makes all equity grants to our named executive officers. In 2017, the Compensation Committee granted both stock options and performance-based RSUs to the Company’s executive officers. The equity grants are intended to motivate our executive to create stockholder value and achieve long-term growth and success of the Company. Consistent with past practice, because of the level of Mr. Pedersen’s stock ownership as Company co-founder, the Compensation Committee determined that Mr. Pedersen would not receive any equity grants in 2017.

ManTech 2018 Proxy Statement	26

•	Stock Options

The stock options granted to our executive officers vest in equal instalments over three years, beginning on the first anniversary of the grant date. Consistent with the timing of our grants to our employees generally, the stock option grants to our named executive officers were bifurcated in 2017 into two tranches (a March grant and a November grant) in order to vary the timing of the realization of benefits from the stock options.

The number of stock options awarded to Ms. Bjornaas and Messrs. Phillips, Keefe and Varner in 2017 is as follows.

Executive	March Stock Options	November Stock Options
Ms. Bjornaas	18,000	18,000
Mr. Phillips	22,500	22,500
Mr. Keefe	18,000	18,000
Mr. Varner	18,000	18,000

•	2017 Performance-Based RSUs

The performance-based RSUs awarded to Ms. Bjornaas and Messrs. Phillips, Keefe and Varner provide for a target number of RSUs, with the actual number of RSUs to be determined and earned based upon the satisfaction of the performance criteria over the performance period for the award, as described below. The performance period is from January 1, 2017 through December 31, 2018. Based on actuals results, the actual amount of RSUs earned may range from 0% to 150% of the recipient’s target award amount.

The target number of RSUs awarded to Ms. Bjornaas and Messrs. Phillips, Keefe and Varner is as follows.

Executive	2017 Target RSU Award
Ms. Bjornaas	6,000
Mr. Phillips	7,500
Mr. Keefe	6,000
Mr. Varner	6,000

The performance criteria used for the performance-based RSUs is based on the compounded average growth rate (CAGR) for the following Company measures over the two-year performance period.

Revenue

Revenue refers to the total revenue from all sources determined in accordance with GAAP and as reported in the Company’s Form 10-K for the corresponding fiscal year, as may be adjusted by the Compensation Committee in its sole discretion in accordance with the terms of the award agreement.

EPS

EPS refers to diluted earnings per share from continuing operations determined in accordance with GAAP and as reported in the Company’s Form 10-K for the corresponding fiscal year, as may be adjusted by the Compensation Committee in its sole discretion in accordance with the terms of the award agreement.

The Compensation Committee may, in its sole discretion, adjust revenue and EPS to exclude the cumulative effect of changes in accounting policies (which include changes in GAAP) adopted by the Company during the performance period, and EPS will be adjusted to exclude the impact of any asset write-downs or goodwill impairments. In addition, the Compensation Committee may, in the exercise of discretion permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)), reduce revenue and EPS to take into account any significant unusual or infrequently occurring events and may, in its sole discretion, otherwise reduce, for any reason, the amounts that would otherwise be earned under the awards.

27	ManTech 2018 Proxy Statement

The CAGR of a performance measurement refers to the year-over-year growth rate of that performance measure over the two-year performance period. CAGR is calculated as follows:

For the revenue CAGR calculation, the Beginning Value is $1,602,000,000. For the EPS CAGR calculation, the Beginning Value is $1.47. For both calculations, the # of years is equal to 2.

The number of RSUs earned will be determined by calculating the Final Performance Score, which is the result of dividing the Actual Performance Score by the Target Performance Score. For this purpose, the Target Performance Score is the Combined CAGR equal to 10.0%, while the Actual Performance Score is the sum of the calculation of Revenue CAGR and the calculation of EPS CAGR over the performance period. Based on the Final Performance Score, the number of RSUs will be paid out pursuant to the following schedule:

If the Final Performance Score is:	Then the following percentage of the Target Award will be earned:
Below 30%	0%
Equal to or greater than 30% but less than 60%	33%
Equal to or greater than 60% but less than 85%	66%
Equal to or greater than 85% but less than 115%	100%
Equal to from 115% to 130%	125%
Greater than 130%	150%

In addition to satisfying the performance criteria, an award recipient will only earn the RSUs if he or she is employed with the Company through the last day of the performance period. If a recipient’s employment terminates for any reason before the last day of the performance period (except in the case of death or disability), the RSUs will be forfeited. If, before the last day of the performance period, the recipient’s employment terminates due to the recipient’s death or if the recipient’s employment is terminated by the Company due to the recipient’s disability, then the award vests at target levels as of the date of termination.

•	2016 Earned Performance-Based RSUs

In 2016, the Company made awards to Ms. Bjornaas and Messrs. Phillips, Keefe and Varner which provided for a target number of RSUs, with the actual number of RSUs to be determined and earned based upon the satisfaction of performance criteria (the CAGR of the Company’s revenue and EPS) over a performance period from January 1, 2016 through December 31, 2017. Based on actual results over the two-year performance period ending December 31, 2017, RSUs were earned by Ms. Bjornaas and Messrs. Phillips, Keefe and Varner in the following amounts:

Executive	Earned RSUs 2016 Award
Ms. Bjornaas	9,000
Mr. Phillips	18,000
Mr. Keefe	18,000
Mr. Varner	18,000

ManTech 2018 Proxy Statement	28

Employee Benefits and Perquisites

Our named executive officers participate in the same employee benefit programs as other employees. We do not have any supplemental retirement plan paid for by the Company for our named executive officers. The Company maintains a Section 401(k) plan that is a tax-qualified defined contribution retirement savings plan under which all eligible employees are eligible to participate. Under the terms of the 401(k) Plan, employees can elect to contribute a portion of their compensation to the plan, and contributions are matched by the Company up to specified limits. In 2017, Ms. Bjornaas and Messrs. Phillips, Keefe and Varner each participated in the 401(k) Plan, while Mr. Pedersen did not participate. The Company made matching contributions to the 401(k) Plan in the amounts of $10,576, $4,803, $13,263 and $15,203 for Ms. Bjornaas, Mr. Phillips, Mr. Keefe and Mr. Varner, respectively.

Our executive perquisites generally involve limited expenses, payment of certain insurance premium costs, and payments for car allowances or the use of Company cars. Mr. Pedersen is entitled to receive certain contributions and other benefits under the terms of his retention agreement, as described below. We do not provide any tax gross ups with respect to perquisites provided to our named executive officers.

Agreements with Our Named Executive Officers

Compensation and Retention Agreement for Mr. Pedersen

In determining the compensation of Mr. Pedersen, the Compensation Committee considers the terms of his retention agreement in addition to the Compensation Committee’s evaluation of the same factors applied to the other named executive officers. For 2017, as has been the case historically, Mr. Pedersen’s total annual cash compensation was materially greater than the annual cash compensation for our other named executive officers because of Mr. Pedersen’s responsibilities for the overall strategy of our Company, and in recognition that Mr. Pedersen does not participate in any equity-based compensation programs due to his substantial stock holdings. Mr. Pedersen does not participate in either our ESOP or 401(k) Plan, and the Company no longer maintains a non-qualified retirement plan on his behalf.

We entered into a retention agreement with Mr. Pedersen at the time of our initial public offering in 2002 for the purpose of providing stable management following the offering. The retention agreement is for an indefinite term, and provides for an annual base salary of at least $1,000,000, to be reviewed annually by the Company and established for the upcoming year based substantially on the same factors and general compensation policies applicable to the Company’s other named executive officers. The retention agreement provides that Mr. Pedersen is entitled to receive contributions to qualified and non-qualified retirement plans, insurance programs, and perquisites on the same terms provided in previous years, including items such as the lease of an executive type of vehicle for business and personal use, portions of employees’ time spent on non-corporate matters on behalf of Mr. Pedersen (including attending to chauffeur/valet services and other assistance as required from time to time), and club memberships.

If we terminate Mr. Pedersen’s employment without cause, we are required to pay Mr. Pedersen a lump sum amount equal to one year’s base salary at the rate in effect immediately prior to his termination ($1,840,000 as of December 31, 2017). Mr. Pedersen agrees not to compete with us and not to solicit our customers or employees during the term of his employment and through a severance period.

29	ManTech 2018 Proxy Statement

Executive Continuity and Stay Incentive Agreements

In December 2015, the Company entered into Executive Continuity and Stay Incentive Agreements (ECSI Agreements) with Ms. Bjornaas and Messrs. Phillips, Keefe and Varner. The ECSI Agreements provide for an unvested right to a fixed cash payment (Award) in the event of an automatic conversion of the Company’s Class B Common Stock into shares of the Company’s Class A Common Stock resulting from the death of George J. Pedersen, our co-founder, Executive Chairman and Chairman of the Board, pursuant to Section 4.2(e)(5)(i) of the Company’s Second Amended and Restated Certificate of Incorporation (Triggering Event). The term of the ECSI Agreements commenced on December 3, 2015, and continues until the third anniversary of that date, with automatic annual extensions thereafter unless the Company provides notice of termination, and subject to earlier termination if the executive officer’s employment with the Company terminates (i) for any reason before the Triggering Event, or (ii) for any reason other than a Qualifying Termination (as defined in the ECSI Agreements) on or after the Triggering Event.

Under the terms of the ECSI Agreements, each executive officer referenced above would receive an unvested right to the Award upon the occurrence of the Triggering Event. Vesting and payment of the Award is generally subject to a continued service requirement, with half of the amount of the Award paid on the first anniversary of the Triggering Event and half of the amount of the Award paid on the second anniversary of the Triggering Event, in each case subject to the executive officer’s continued employment with the Company through such time. Notwithstanding this continued service requirement, the full amount of any unpaid portion of an Award will be paid upon the occurrence of a “Change in Control” or a “Qualifying Termination” during the term of the ECSI Agreements and after the date of the Triggering Event. For the purposes of the ECSI Agreements, a Change of Control is deemed to have occurred upon the following events: the acquisition of beneficial ownership of fifty percent or more of the outstanding voting power of the Company’s stock, subject to certain exceptions; if the Company’s incumbent members of the Board at the beginning of any two-year period cease, for any reason, to constitute a majority of the Board, subject to certain exceptions; consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company, subject to certain exceptions; or approval by the Company’s stockholders of a complete liquidation or dissolution of the Company. For the purposes of the ECSI Agreements, a Qualifying Termination means a termination of the executive officer’s employment by the Company other than for “Cause” (as defined in the ECSI Agreements) and not due to the executive officer’s death or disability. Cause will be deemed to exist if the executive officer: (i) has been indicted for committing an act of fraud, embezzlement, theft or other act constituting a felony; (ii) willingly engages in illegal conduct or gross misconduct that significantly and adversely affects the Company; (iii) is unable to maintain a security clearance that is required and essential for the performance of the executive officer’s duties; or (iv) fails to perform the material duties of his or her position (subject to notice and/or cure periods in certain cases).

The ECSI Agreements provide that, to the extent that the part or all of the consideration, compensation or benefits to be paid to the executive officers under the ECSI Agreements would constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such amounts will be either provided in full or delivered to such lesser extent which would result in no portion of such amount being subject to excise tax, based on whichever option yields the greater amount, taking into account certain standard tax considerations. Additionally, the ECSI Agreements provide that any amounts payable thereunder are intended to be exempt under Section 409A of the Internal Revenue Code under the “short-term deferral” exemption, and contain standard provisions providing for (among other things) modification of the ECSI Agreements to the extent that the they would trigger any additional tax, penalty or interest imposed by Section 409A, in order to avoid that result while preserving, to the nearest extent reasonably possible, the intended benefit for the executive officers.

ManTech 2018 Proxy Statement	30

As of December 31, 2017, the Award amount for each executive officer under the ECSI agreements is as follows (in each case payable over two years following the occurrence of a Triggering Event, and subject to the continued service condition requirement described above). The Award amount for Ms. Bjornaas was increased in 2017 to the amount indicated in the table below, following her promotion to Chief Financial Officer in November 2016.

Executive	ECSI Agreement Award Amount
Ms. Bjornaas	$850,000
Mr. Phillips	$1,500,000
Mr. Keefe	$1,500,000
Ms. Varner	$1,500,000

Other Matters

Say on Pay

At the 2017 annual meeting of stockholders, more than 99% of the advisory votes cast by stockholders on the compensation of our named executive officers (Say-on-Pay) were voted in favor of approving our 2016 named executive officer compensation, as described in our 2017 proxy statement. Our stockholders also voted in favor of a frequency of every three years for future Say-on-Pay votes, as was recommended by our Board. The Compensation Committee considered the final 2017 annual meeting results, and determined that no changes to our executive compensation policies or decisions should be made in response to the vote, and that our stockholders should continue to be provided a Say-on-Pay vote every three years. As a result, our current policy is to conduct a Say on Pay vote every three years, and unless that policy changes, our next Say on Pay vote will be held at our 2020 Annual Meeting of Stockholders.

Tax and Accounting Considerations

We have considered the potential impact of Section 162(m) in structuring our executive compensation program. Generally, the value of the stock options, performance-based RSUs and the non-discretionary payments to our named executive officers under our annual incentive compensation program are fully deductible under Section 162(m). To the extent we pay a named executive officer annual compensation in the form of salary, discretionary or retention bonuses, and/or grants of non-performance-based restricted stock units in excess of $1 million in the aggregate, such amounts are generally non-deductible (other than payments to our CFO, all of whose compensation is fully deductible under Section 162(m). While the Compensation Committee considers whether or not compensation will be deductible under Section 162(m) when making compensation determinations, such tax deductibility is generally not a decisive factor with respect to such determinations. The Compensation Committee’s policy is to pay our executives in the manner that it believes is in the best interests of the Company. This has in the past resulted in, and in the future will likely result in, the payment of compensation to our named executive officers that is not tax deductible.

In December 2017, the Tax Cuts and Jobs Act was enacted, which repealed the exemption from the deduction limit for performance-based compensation, effective for taxable years beginning after December 31, 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017, and which were not modified in any material respect on or after that date. As a result of changes from the Tax Cuts and Jobs Act, the CFO is now included with the Company’s named executive officers for Section 162(m) purposes. The Compensation Committee is continuing to assess the impact of Section 162(m), as amended by the Tax Cuts and Jobs Act, on our compensation programs.

31	ManTech 2018 Proxy Statement

Recovery of Incentive Payments

We are subject to the requirements of Section 304 of the Sarbanes Oxley Act of 2002, which provides for the recovery of certain incentive compensation payments made to our CEO or CFO in the event of an accounting restatement arising because of material non-compliance with financial reporting requirements due to misconduct. No incentive compensation payment to our CEO or CFO has ever been recovered under this provision, and we have not established any other policy regarding the forfeiture or recovery of incentive compensation. We expect to implement a clawback policy in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations and standards adopted by the SEC and national securities exchanges thereunder.

Hedging and Short Term Speculative Transactions

We prohibit any company personnel, including our named executive officers, from engaging in any short-term, speculative securities transactions involving Company securities, including buying or selling put or call options, trading in options (other than those granted by the Company), engaging in hedging or monetization transactions, engaging in short sales, and holding securities in margin accounts or pledging securities as collateral.

Equity Award Policy

The Compensation Committee has adopted an equity award policy, which establishes the framework for a consistent process for granting equity-based awards. The equity award policy applies to all issuances of equity-based awards by the Company to officers, employees and members of the Board of Directors. The policy provides that equity awards are to be made on established grant dates, to minimize the risk that grant decisions are made at a time when the Company is in possession of material, non-public information. The policy also indicates that it is the Company’s intent that no equity awards shall be backdated or otherwise manipulated with respect to the timing of the award in an attempt to benefit an award recipient. Under the policy, the grant dates for equity awards are specified by the policy within fixed timeframes, except in specific circumstances where the grant date must occur outside of the prescribed cycle. The policy also prescribes the manner for determining the exercise price of stock option awards and that each stock option award shall vest in three equal installments beginning on the first anniversary of the grant date and shall expire five years from the grant date. The Compensation Committee is authorized to approve exceptions to the grant procedures specified in the equity award policy, as it deems appropriate.

ManTech 2018 Proxy Statement	32

SUMMARY COMPENSATION TABLE

In the Summary Compensation Table below, certain cash payments made under our executive compensation program to our named executive officers are reported as follows:

•

The Non-Equity Incentive Plan Compensation column is used to report the non-discretionary incentive payments earned under our Executive Incentive Compensation Plan. Such amounts were calculated and paid based on the achievement of pre-established performance goals.

•	The Bonus column is used to report discretionary bonus amounts paid under our annual incentive program.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus[1] ($) (d)	Stock Awards[2] ($) (e)	Option Awards[2] ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All other Compensation[3] ($) (h)	Total ($) (i)
George J. Pedersen	2017	1,840,010	—	—	—	2,420,000	141,196	4,401,206
Chairman of the Board and CEO	2016	1,837,084	—	—	—	1,000,000	222,146	3,059,230
(Principal Executive Officer)	2015	1,782,308	210,000	—	—	790,000	259,580	3,041,888
Judith L. Bjornaas	2017	475,010	70,000	211,740	248,400	630,000	11,746	1,646,895
EVP and CFO	2016	398,189	115,000	169,560	—	260,000	12,035	954,784
(Principal Financial Officer and	2015	372,750	40,000	185,520	—	160,000	11,921	770,191
Principal Accounting Officer)
Kevin M. Phillips	2017	907,709	—	264,675	310,500	1,350,000	5,973	2,838,857
President and COO	2016	737,779	240,000	1,248,305	—	560,000	6,187	2,792,270
	2015	687,923	190,000	371,040	—	310,000	9,707	1,568,670
Daniel J. Keefe	2017	857,750	—	211,740	248,400	1,280,000	29,738	2,627,628
Group President	2016	843,250	160,000	339,120	—	640,000	29,839	2,012,209
	2015	782,635	190,000	371,040	—	310,000	5,890	1,659,565
L. William Varner, III	2017	857,750	230,000	211,740	248,400	1,070,000	33,008	2,650,898
Group President	2016	843,447	170,000	339,120	—	560,000	35,024	1,947,591
	2015	823,449	50,000	371,040	—	650,000	27,478	1,921,967

[1]	Bonus payments reported in this column represent discretionary bonus payments made under our annual incentive compensation program.
[2]

The dollar amounts reflected in the “Stock Awards” column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, of grants of RSUs that vest based on the satisfaction of specified performance criteria over a two-year performance period. The dollar amounts reflected in the “Option Awards” column represent the aggregate grant date fair value of option awards, computed in accordance with FASB ASC Topic 718. For information regarding the valuation assumptions used in computing grant date fair value, refer to the note entitled “Stockholder’s Equity and Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in ManTech’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2017, 2016 and 2015, as applicable.

[3]

All Other Compensation for 2017 consists of the following amounts: (a) matching contributions made to our 401(k) Plan in the amounts of $10,576, $4,803, $13,263 and $15,203 for Ms. Bjornaas, Mr. Phillips, Mr. Keefe and Mr. Varner, respectively (Mr. Pedersen did not participate in the Company’s 401(k) Plan in 2017); (b) payments of life insurance premiums in the amounts of $585 for Mr. Pedersen and $1,170 for each of Ms. Bjornaas and Messrs. Phillips, Varner and Keefe, and (c) perquisites in the amount of $141,196 for Mr. Pedersen. The perquisites for Mr. Pedersen consist of: (i) $127,562 for the portion of the total cost to the Company of employees’ time spent on non-corporate matters on behalf of Mr. Pedersen (primarily as a driver), (ii) automobile expenses, and (iii) a club membership. For employees’ time, the cost is determined by using the employee’s salary and overhead costs for the year to calculate an hourly cost and allocating that cost based on the percentage of time spent on these matters compared to the employees’ total time. For more information regarding the 401(k) Plan and perquisites, see “Compensation Discussion and Analysis – Employee Benefits and Perquisites.”

33	ManTech 2018 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts			Estimated Future Payouts			All Other Option Awards: Number of	Exercise or Base	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive Plan			Securities	Price of	Fair Value
		Plan Awards[1]			Awards[2]			Underlying	Option	of Stock
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Options (#)[3] (j)	Awards ($/Sh)[4] (k)	and Option Awards ($)[5] (l)
George J. Pedersen
2017 Incentive Compensation Program[6]		345,000	1,380,000	2,420,000	—	—	—		—	—
Judith L. Bjornaas
2017 Incentive Compensation Program[6]		90,000	360,000	630,000
2017 RSUs—Performance Grant	3/15/17				2,000	6,000	9,000			211,740
2017 Option Grant	3/15/17							18,000	36.87	101,340
	11/6/17							18,000	49.04	147,060
Kevin M. Phillips
2017 Incentive Compensation Program[6]		193,000	770,000	1,350,000
2017 RSUs—Performance Grant	3/15/17				2,500	7,500	11,250			264,675
2017 Option Grant	3/15/17							22,500	36.87	126,675
	11/6/17							22,500	49.04	183,825
Daniel J. Keefe
2017 Incentive Compensation Program[6]		183,000	730,000	1,280,000
2017 RSUs—Performance Grant	3/15/17				2,000	6,000	9,000			211,740
2017 Option Grant	3/15/17							18,000	36.87	101,340
	11/6/17							18,000	49.04	147,060
L. William Varner, III
2017 Incentive Compensation Program[6]		183,000	730,000	1,280,000
2017 RSUs—Performance Grant	3/15/17				2,000	6,000	9,000			211,740
2017 Option Grant	3/15/17							18,000	36.87	101,340
	11/6/17							18,000	49.04	147,060

[1]	The criteria for all awards under our 2017 Executive Incentive Compensation Plan were established under the ManTech International Corporation Management Incentive Plan, 2016 Restatement.
[2]

The awards to Ms. Bjornaas and Messrs. Phillips, Keefe and Varner provide for a target number of RSUs, with the actual number of RSUs to be determined and earned based upon the satisfaction of specified performance criteria over the performance period for the award. The performance criteria used for the RSUs is based on the CAGR for revenue and EPS over a two-year performance period, which runs from January 1, 2017 through December 31, 2018. Based on actual results, the actual amount of RSUs earned may range from 0% to 150% of the recipient’s respective target award amount. The RSUs will be earned only if the named executive officer is employed with the Company through the last day of the performance period or if, before the last day of the performance period, the named executive officer’s employment terminates due to death or disability, in which case the award vests at target levels as of such date.

[3]

The numbers of securities included in this column represent stock option awards that vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. The options expire five years after the grant date. Vesting and continuation of the options are subject to earlier cancellation in the event of termination of service. All options would fully vest on the officer’s death or disability.

[4]	For 2017, the exercise price of all option awards was the closing price of our common stock on the Nasdaq Stock Market on the grant date.
[5]

The amounts in this column reflect the aggregate grant date fair value of each RSU award and stock option, as computed in accordance with ASC Topic 718, Compensation – Stock Compensation. See Note 10 to our Consolidated Financial Statements included in ManTech’s 2017 Annual Report on Form 10-K for the valuation assumptions used in computing grant date fair value.

[6]

The amounts in this row represent certain potential payouts under our 2017 Executive Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 33. The awards were based on the performance factors described in the Compensation Discussion and Analysis section of this proxy statement, under the heading “Non-Discretionary Incentive Compensation Payments.”

ManTech 2018 Proxy Statement	34

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable[1] (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2,3] ($) (i)
George J. Pedersen		—	—	—	—	—	—
Judith L. Bjornaas	11/6/2017	—	18,000	49.04	11/6/2022
	3/15/2017	—	18,000	36.87	3/15/2022	6,000	301,140
	3/15/2016					6,000	301,140
	11/3/2014	15,000	—	29.07	11/3/2019
	3/14/2014	15,000	—	29.15	3/14/2019
Kevin M. Phillips	11/6/2017	—	22,500	49.04	11/6/2022
	3/15/2017	—	22,500	36.87	3/15/2022	7,500	376,425
	11/7/2016					26,788	1,344,490
	3/15/2016					12,000	602,280
	11/3/2014	37,500	—	29.07	11/3/2019
	3/14/2014	37,500	—	29.15	3/14/2019
	11/4/2013	37,500	—	27.89	11/4/2018
	3/15/2013	37,500	—	26.96	3/15/2018
Daniel J. Keefe	11/6/2017	—	18,000	49.04	11/6/2022
	3/15/2017	—	18,000	36.87	3/15/2022	6,000	301,140
	3/15/2016					12,000	602,280
L. William Varner, III	11/6/2017	—	18,000	49.04	11/6/2022
	3/15/2017	—	18,000	36.87	3/15/2022	6,000	301,140
	3/15/2016					12,000	602,280
	11/3/2014	37,500	—	29.07	11/3/2019
	3/14/2014	27,500	—	29.15	3/14/2019

[1]

The numbers of securities included in this column represent the unvested portion of stock option awards that vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. The options expire five years after the grant date. Vesting and continuation of the options are subject to cancellation in the event of termination of service. All options would fully vest on the officer’s death or disability.

[2]

The awards to Ms. Bjornaas and Messrs. Phillips, Keefe and Varner with the grant dates of March 15, 2017 and March 15, 2016 provide for a target number of RSUs, with the actual number of RSUs to be determined and earned based upon the satisfaction of specified performance criteria over the performance period for the award. The performance criteria used for the RSUs is based on the CAGR for revenue and EPS over a two-year performance period, which runs from January 1, 2016 through December 31, 2017 with respect to the awards granted in 2016 and January 1, 2017 through December 31, 2018 with respect to the awards granted in 2017. Based on actual results, the actual amount of RSUs earned may range from 0% to 150% of the recipient’s respective target award amount. The RSUs will be earned only if the named executive officer is employed with the Company through the last day of the performance period or if, before the last day of the performance period, the named executive officer’s employment terminates due to death or disability, in which case the award vests at target levels as of such date. While the RSUs granted in 2016 were outstanding as of December 31, 2017, it was determined in February 2018 that based on actual results over the two-year performance period ending December 31, 2017, 9,000 RSUs were earned by Ms. Bjornaas and Messrs. Keefe and Varner and 18,000 RSUs were earned by Mr. Phillips. The 26,788 RSUs granted to Mr. Phillips on November 7, 2016 are time-based, with half of the RSUs vesting on November 7, 2020 and the remaining half vesting on November 7, 2021, subject in each case to continued employment of Mr. Phillips through the applicable vesting date.

[3]	Based on a per share price of $50.19 (the closing price of our stock on December 29, 2017).

35	ManTech 2018 Proxy Statement

OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)[1] (c)
George J. Pedersen	—	—
Judith L. Bjornaas	7,500	162,300
Kevin M. Phillips	45,000	476,376
Daniel J. Keefe	25,000	386,585
L. William Varner, III	60,000	997,103

[1]	Computed by determining the difference between the market value of our common stock at exercise and the exercise price of the options.

ManTech 2018 Proxy Statement	36

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Retention Agreement

Under his retention agreement (as further described in the Compensation Discussion and Analysis section of this proxy statement), if Mr. Pedersen is terminated without cause, he is entitled to a lump sum amount equal to his base salary (which was $1,840,000 as of December 31, 2017). For this purpose, cause means (i) a material violation by Mr. Pedersen of the retention agreement that he fails to cure to the Company’s reasonable satisfaction within thirty (30) days after the Company delivers written notice specifically identifying such violation; (ii) Mr. Pedersen’s willful failure to act in a manner consistent with his responsibilities or with the best interests of the Company that he fails to cure to the Company’s reasonable satisfaction within thirty (30) days after the Company delivers written demand that specifically identifies the manner in which the Company believes that he has not satisfactorily performed his duties; or (iii) Mr. Pedersen’s conviction of a felony (other than an offense related to the operation of an automobile that results only in a fine, license suspension or other non-custodial penalty) or other serious crime involving moral turpitude.

Equity Awards and Other Benefits

At December 31, 2017, Ms. Bjornaas and each of Messrs. Phillips, Varner and Keefe held unvested stock options that, under the standard terms of our stock option awards, would have become vested on the applicable named executive officer’s death or disability. In addition, at December 31, 2017, Ms. Bjornaas and each of Messrs. Phillips, Varner and Keefe held unvested performance-based RSUs. These RSUs are earned only if the named executive officer is employed with the Company through the last day of the performance period or if, before the last day of the performance period, the named executive officer’s employment terminates due to death or disability, in which case the award vests at target levels on such date. Finally, at December 31, 2017, Mr. Phillips held unvested time-based RSUs, which were granted on November 7, 2016; these time-based RSUs will vest only if Mr. Phillips is employed with the Company through the last day of the vesting periods (November 7, 2020 and November 7, 2021, respectively), or if before the vesting dates, Mr. Phillips’ employment terminates due to death or disability, in which case all unvested portions of such RSUs will vest on such date. Amounts for these and other benefits payable to the named executive officers had they died or become disabled on the last business day of fiscal year 2017 are shown in the following table.

Potential Post-Termination Payments

Name	Termination Event	Severance Payment	Life Insurance Death Benefit[1]	Maximum LTD Annual Benefit[2]	Number of Options Accelerated	Aggregate Spread[3]	Shares of Stock Vested	Market Value for Shares of Stock Vested[3]
George J. Pedersen	Termination w/o Cause	$1,840,000	—	—	—	—	—	—
	Death	—	$625,000	—	—	—	—	—
	Disability	—	—	$180,000	—	—	—	—
Judith L. Bjornaas	Death	—	$1,250,000	—	36,000	$260,460	12,000	$602,280
	Disability	—	—	$180,000	36,000	$260,460	12,000	$602,280
Kevin M. Phillips	Death	—	$1,250,000	—	45,000	$325,575	19,500	$978,705
	Disability	—	—	$180,000	45,000	$325,575	19,500	$978,705
	Death	—	—	—	—	—	26,788	$1,344,490
	Disability	—	—	—	—	—	26,788	$1,344,490
Daniel J. Keefe	Death	—	$1,250,000	—	36,000	$260,460	36,000	$903,420
	Disability	—	—	$180,000	36,000	$260,460	36,000	$903,420
L. William Varner, III	Death	—	$1,250,000	—	36,000	$260,460	18,000	$903,420
	Disability	—	—	$180,000	36,000	$260,460	18,000	$903,420

[1]	Upon the death of the named executive officer on December 31, 2017, the amounts in this column would have been payable from life insurance policies for which the Company paid the premiums.
[2]

Upon the permanent disability of the named executive officer on December 31, 2017, the amounts in this column would have been payable from a disability insurance policy for which the Company pays the premiums. Long-term disability pays 40% of salary, up to a maximum monthly benefit of $15,000.

[3]	Based on a per share price of $50.19 (the closing price of our stock on December 29, 2017).

37	ManTech 2018 Proxy Statement

COMPENSATION RISK MANAGEMENT

Management reviews the Company’s overall compensation structure (taking into account such factors as the overall mix of compensation, the performance metrics that are used under the Company’s incentive programs, the length of the performance periods under such programs, and the overall relationship of the Company’s compensation programs to the Company’s business risk) annually, or whenever the Company considers new compensation policies or programs for its employees. Management periodically reports the results of its evaluation to the Compensation Committee, including any findings of risk related to the Company’s compensation structure, as well as any factors that may mitigate the risk posed by the particular compensation policy or program. The Compensation Committee considers management’s conclusions in fulfilling its responsibilities with respect to the Company’s executive compensation program. Based on management’s assessment, the Company has concluded that its compensation policies and procedures do not create risks that are reasonably likely to have a material adverse effect on the Company.

ManTech 2018 Proxy Statement	38

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all of our employees and the annual total compensation of Mr. Pedersen, who served as our Chairman of the Board and Chief Executive Officer until January 1, 2018, at which time he became our Executive Chairman and Chairman of the Board. For fiscal 2017, the median of the annual total compensation of all employees of the Company (other than Mr. Pedersen) was $87,306, and the annual total compensation of Mr. Pedersen, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $4,401,206. Based on this information, for fiscal 2017, the ratio of the annual total compensation of Mr. Pedersen to the median of the annual total compensation of all employees of the Company (other than Mr. Pedersen) was 50 to1.

The ratio of the annual total compensation of Mr. Pedersen to the median of the annual total compensation of all employees of the Company (other than Mr. Pedersen) presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. This ratio is not comparable to the ratio reported by other public companies, because each company uses its own assumptions, methodologies and estimates when computing the ratio.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. Pedersen, we took the following steps:

•

We determined that, as of October 1, 2017, our employee population consisted of approximately 7,080 individuals. This population consisted of our full-time, part-time, and temporary employees, and does not include any independent contractors that we have engaged.

•

To identify the median employee from our employee population, we compared the total amount of compensation paid in 2017 to our active employees as of October 1, 2017, as reflected in our payroll records. We identified our median employee using this compensation measure, which was consistently applied to all employees included in the calculation.

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for fiscal 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $87,306.

•	For the annual total compensation of Mr. Pedersen, we used the amount reported in the “Total” column (column (i)) of our 2017 Summary Compensation Table included in this Proxy Statement.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

39	ManTech 2018 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee reviews ManTech’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm for 2017, is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. Additionally, D&T is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, we have reviewed and discussed with both management and the independent registered public accounting firm the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and D&T’s evaluation of the Company’s internal control over financial reporting, in each case for the year ended December 31, 2017. The Audit Committee has discussed with D&T those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

D&T has provided us with the written disclosures and the letter from the independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with D&T the auditor’s independence from the Company and its management. The Audit Committee has concluded that D&T’s provision of audit and non-audit services to the Company is compatible with D&T’s independence.

Based upon the considerations, reviews, and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited financial statements for the year ended December 31, 2017 in the Company’s Annual Report on Form 10-K for 2017.

The Audit Committee of the Board of Directors

Barry G. Campbell, Chairman
Mary K. Bush
Walter R. Fatzinger, Jr.
Richard J. Kerr

ManTech 2018 Proxy Statement	40

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is responsible for selecting and appointing our independent registered public accounting firm. The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018, subject to the ratification of such appointment by our stockholders at the Annual Meeting. Although stockholder approval is not required by our bylaws or otherwise, we are submitting the appointment of D&T for ratification in order to obtain the views of our stockholders.

In the event our stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of the Company and its stockholders.

In appointing D&T as our independent registered public accounting firm for the fiscal year ending December 31, 2018, the Audit Committee considered whether D&T’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

D&T served as our independent registered public accounting firm in 2017. We expect that representatives of D&T will be present at the Annual Meeting, and will be available to respond to appropriate questions. Those representatives will also have an opportunity to make a statement or comment on the financial statements if they wish to do so.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

Our Audit Committee charter incorporates the Audit Committee’s policies for pre-approval of audit and permitted non-audit services performed by our independent registered public accounting firm. The requirement for pre-approval, in part, allows us to assess whether the provision of such services might impair the independence of our independent registered public accounting firm.

The Audit Committee approves the annual audit services engagement and (if necessary) any material changes in terms, conditions, and fees resulting from changes in audit scope or other matters.

The chairman of the Audit Committee has been authorized by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee at the time of the annual audit services engagement. Services that are pre-approved by the Audit Committee chairman are then communicated to, and ratified by, the full Audit Committee at the Audit Committee’s next regularly scheduled meeting.

For each proposed service, the independent registered public accounting firm is required to provide back-up documentation detailing the service. The Audit Committee regularly reviews summary reports provided to us by our independent auditor. During 2017, all services performed by D&T were approved by the Audit Committee pursuant to the Audit Committee’s pre-approval policies.

41	ManTech 2018 Proxy Statement

Fees Paid to Deloitte & Touche LLP

The following table presents the aggregate fees that we were billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) for the fiscal years ended December 31, 2016 and 2017.

Type of Fees	2016	2017
Audit Fees	$1,677,432	$1,699,181
Audit-Related Fees	—	76,952
Tax	25,898	22,952
All Other Fees	2,600	2,695
TOTAL	$1,705,930	$1,801,780

In the table above, in accordance with the definitions and rules of the SEC, each type of fee is defined as follows.

•

Audit Fees are fees that we were billed by the Deloitte Entities for professional services rendered for the audit of our consolidated financial statements that are included in our Annual Reports on Form 10-K, the audit of the Company’s internal control over financial reporting, and the review of financial statements included in our Quarterly Reports on Form 10-Q.

•

Audit-Related Fees consist of fees that we were billed by the Deloitte Entities for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not disclosed under the “Audit Fees” category, and for 2017 includes fees by Deloitte Entities for professional services for the audit of the financial statements of ManTech MENA LLC, a foreign subsidiary of ManTech.

•	Tax Fees are fees that we were billed by the Deloitte Entities for professional services rendered for tax compliance, tax advice, and tax planning.
•	All Other Fees are fees that we were billed by the Deloitte Entities for products and services that were not included in the first three categories.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. All proxies executed and returned will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless the proxy specifies otherwise.

ManTech 2018 Proxy Statement	42

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has established a policy and associated procedures for the review, approval, and monitoring of all transactions involving the Company and “Related Parties” (the Policy). Under the Policy, a Related Party is any director, executive officer, director nominee, 5% or greater beneficial owner of the Company’s stock, or an immediate family member of any of these people. With certain exceptions that are detailed in the Policy, a Related Party Transaction is any arrangement, transaction or relationship in which the Company (or any of its subsidiaries) is a participant and any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

Under the Policy, the Audit Committee is responsible for reviewing and approving all Related Party Transactions. If a director is involved in the proposed transaction, he or she will not participate in discussions and decisions about the proposed transaction. In determining whether to approve a proposed Related Party Transaction, the Audit Committee will take into account, among other factors:

•

the material facts and circumstances of the transaction (such as the nature of the Related Party’s interest, the value of the proposed transaction, the benefit of the transaction to the Company, and whether the transaction is on terms comparable to an arms-length transaction);

•	any potential impact on a director’s independence; and

•	public disclosure issues, including any anticipated public perception issues related to the disclosure.

If the Audit Committee approves a Related Party Transaction, and the transaction is anticipated to be continuing, the Audit Committee may establish guidelines for management to follow in those continuing dealings with the Related Party. In such cases, the Audit Committee is responsible for periodically (and at least annually) reviewing and assessing the ongoing relationship or transaction to ensure it complies with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate. Additionally, the Audit Committee has adopted certain “standing approvals” for some common Related Party Transactions involving de minimis amounts (including certain types of compensation decisions for employees who are Related Parties because of their familial relationships and charitable contributions to entities that have relationships with Related Parties) that fall below the minimum threshold for public disclosure.

The Policy requires that transactions that exceed the threshold amount for disclosure in our proxy statement under the relevant SEC rules shall be disclosed in accordance with the applicable laws, rules, and regulations.

Related Party Transactions

Ms. Christine Lancaster, our Assistant Vice President and Assistant Corporate Secretary, is the daughter of Mr. George Pedersen, our Chairman of the Board and CEO. Ms. Lancaster has been employed by the Company on a full-time basis since 1986. For 2017, Ms. Lancaster received salary compensation of $147,253 and a bonus of $26,000. For 2018, we expect that the amount of Ms. Lancaster’s compensation will again exceed $120,000.

Mr. Kent Warren, served as the President of our ManTech Commercial Services, LLC subsidiary and is the son-in-law of Mr. Pedersen. Mr. Warren was employed by the Company from September 2013 to December 2017. For 2017, Mr. Warren received salary compensation of $286,290 and a bonus of $50,000.

43	ManTech 2018 Proxy Statement

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee in 2017 were officers or employees of the Company or former officers of the Company, and no members of our Compensation Committee had any relationship with the Company during 2017 requiring disclosure as a related party transaction under applicable SEC rules.

None of our executive officers in 2017 served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity which had an executive officer serving as one of our directors or a member of our Compensation Committee.

ManTech 2018 Proxy Statement	44

BENEFICIAL OWNERSHIP OF OUR STOCK

Ownership by Our Directors and Executive Officers

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of the Record Date by each of the following:

•	Our named executive officers (identified in the Summary Compensation table)
•	Our directors and director nominees
•	Our current directors and executive officers, as a group

We have determined beneficial ownership in accordance with the rules and regulations of the Exchange Act.

Unless otherwise indicated, the persons included in the table below have sole voting and investment power over the shares reported. In addition, because Class B Common Stock may be voluntarily converted into Class A Common Stock on a share-for-share basis, each share of Class B Common Stock also represents beneficial ownership of a share of Class A Common Stock. However, for purposes of this presentation, share amounts and ownership percentages are presented without regard to convertibility. The address for each person in the table below is the mailing address of our principal executive offices: 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

Name	Class A Common Stock			Class B Common Stock
	Total Shares Beneficially Owned[1]	Number of Option Shares[1]	Percent of Class[2]	Total Shares Beneficially Owned	Percent of Class	Total Voting Power[2,3]
George J. Pedersen[4]	—	—	—	13,189,245	100%	83.4%
Judith L. Bjornaas	27,142	21,000	*	—	—	*
Kevin M. Phillips	167,088	120,000	*	—	—	*
Daniel J. Keefe	150	—	*	—	—	*
L. William Varner, III	15,259	6,000	*	—	—	*
Richard L. Armitage	4,000	—	*	—	—	*
Mary K. Bush	7,150	—	*	—	—	*
Barry G. Campbell	5,300	—	*	—	—	*
Walter R. Fatzinger, Jr5	23,225	—	*	—	—	*
Richard J. Kerr	22,820	—	*	—	—	*
Kenneth A. Minihan	7,000	—	*	—	—	*
All directors and executive officers as a group (12 persons):	280,334	148,200	1.1%	13,189,245	100%	83.5%

[1]

Shares of common stock subject to options that are or will become exercisable within 60 days after the Record Date comprise the number of shares listed under the column Number of Option Shares, and such shares are also included in computing the total shares of Class A Common Stock beneficially owned by such individual under the column Total Shares Beneficially Owned.

[2]

An asterisk indicates that the total beneficial ownership of the class of stock or the total voting power of our outstanding common stock (in each case, including shares subject to options that may be exercised within 60 days) is less than 1%.

[3]	The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.
[4]

Includes (i) 46,317 shares of Class B Common Stock held by the ManTech Special Assistance Fund, Inc., a fund over which Mr. Pedersen has voting and investment control, and as to which Mr. Pedersen disclaims beneficial ownership, and (ii) 1,168 shares of Class B Common Stock held by Mr. Pedersen’s wife, Marilyn A. Pedersen.

[5]	Includes 2,225 shares of Class A Common Stock held by Fidelity Brokerage Services LLC for Helen C. Fatzinger, as to which Mr. Fatzinger disclaims beneficial ownership.

45	ManTech 2018 Proxy Statement

Ownership by Holders of More Than 5% of Our Class A Common Stock

The following table details certain information with regard to the beneficial ownership of the owners of more than 5% of our outstanding Class A Common Stock, as of December 31, 2017.

Name and Address	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Outstanding Class A Common Stock[1]	Percent of Outstanding Class B Common Stock[1]	Total Voting Power[1]
George J. Pedersen	13,189,245			100%	83.5%
12015 Lee Jackson Hwy, Fairfax, VA 22033
BlackRock, Inc	4,317,246	[2]	16.6%		2.7%
55 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc	2,875,027	[3]	11.0%		1.8%
100 Vanguard Boulevard, Malvern, PA 19355
Dimensional Fund Advisors	2,184,498	[4]	8.4%		1.4%
6300 Bee Cave Road, Austin TX 78746
EARNEST Partners, LLC	1,414,501	[5]	5.4%		0.9%
1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309

[1]

Based on 26,041,660 shares of Class A Common Stock and 13,189,245 shares of Class B Common Stock outstanding on December 31, 2017. The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share. The Class B shares may be converted by their holder into Class A shares at any time.

[2]

As reported on a Schedule 13G/A filed by BlackRock, Inc. on January 19, 2018. According to such Schedule 13G/A, Blackrock, Inc. has sole voting power with respect to 4,243,137 shares and sole dispositive power with respect to all 4,317,246 shares. Based on information contained in the Schedule 13G/A, BlackRock is the beneficial owner as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of common stock: BlackRock International Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; FutureAdvisor, Inc.; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; and BlackRock Investment Management (Australia) Limited. BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A.

[3]

As reported on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 9, 2018. According to such Schedule 13G/A, The Vanguard Group, Inc. has the sole voting power with respect to 28,750 shares, shared voting power with respect to 1,753 shares, shared dispositive power with respect to 28,249 shares, and sole dispositive power with respect to 2,846,778 shares. Based on the information contained in the Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 26,496 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,007 shares as a result of its serving as investment manager of Australian investment offerings.

ManTech 2018 Proxy Statement	46

[4]

As reported on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2018. According to such Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power with respect to 2,096,090 shares and sole dispositive power with respect to all 2,184,498 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G/A by Dimensional Fund Advisors LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

[5]

As reported on a Schedule 13G/A filed by EARNEST Partners, LLC on February 14, 2018. According to such Schedule 13G/A, EARNEST Partners, LLC has the sole voting power with respect to 264,318 shares, shared voting power with respect to 86,711 shares, and sole dispositive power with respect to all 1,414,501 shares.

47	ManTech 2018 Proxy Statement

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of such Section 16 reports. Based solely upon our review of copies of such reports furnished to the Company, and written representations from our officers and directors that all reportable transactions were reported, we believe that our officers, directors, and 10% stockholders complied with their Section 16(a) filing obligations for 2017 and timely filed all reports required to be filed pursuant to Section 16(a), with the exception of one Form 4 that was not filed timely for each of Ms. Bjornaas and Messrs. Phillips, Keefe and Varner (relating to the November 2017 grant of stock options to such officers).

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 2251 Corporate Park Drive, Herndon, VA 20171, no later than December 14, 2018. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words.

Our bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Nominations for director or other business proposals to be addressed at our 2019 Annual Meeting may be made by a stockholder entitled to vote by timely delivery of notice to our Corporate Secretary. To be considered timely for purposes of our 2019 Annual Meeting, such notice must be delivered no earlier than December 14, 2018 and no later than February 12, 2019. As to all such matters for which we do not receive notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy relating to the 2019 Annual Meeting of Stockholders. However, if we determine to change the date of the 2019 Annual Meeting of Stockholders by more than 30 days from May 17, 2019, we will provide stockholders with a reasonable amount of time before we begin to print and mail our proxy materials for the 2019 Annual Meeting of Stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC.

ManTech 2018 Proxy Statement	48

INCORPORATION BY REFERENCE AND OTHER INFORMATION

We have included our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (and our audited financial statements for such fiscal year) with this proxy statement; however, the Annual Report and the audited financial statements are not incorporated by reference into this proxy statement, do not constitute a part of the proxy soliciting material, and are not subject to the liabilities of Section 18 of the Exchange Act. You may request additional copies of the accompanying Annual Report, without charge, by contacting our investor relations department at the address shown below.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including the financial statements, financial statement schedules, and exhibits), without charge, by sending a written request to the Investor Relations department, at ManTech International Corporation, 2251 Corporate Park Drive, Herndon, VA 20171, or by calling (703) 218-6000.

Additionally, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on the Corporate Governance page of our Website, as soon as reasonably practicable after we electronically file such reports with the SEC. Information contained on our Website is not a part of this proxy statement.

By Order of the Board of Directors

George J. Pedersen
Executive Chairman and Chairman of the Board

Fairfax, Virginia

April 13, 2018

49	ManTech 2018 Proxy Statement

0 MANTECH INTERNATIONAL CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – MAY 17, 2018 (This Proxy is solicited by the Board of Directors of the Company) The undersigned stockholder of ManTech International Corporation hereby appointsGeorge J. Pedersen and Jeffrey S. Brown, or either of them, his/her true and lawful agents andproxies, each with the full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote ifpresent in person at the Annual Meeting of Stockholders of ManTech International Corporation tobe held at the Washington Dulles Marriott Suites, 13101 Worldgate Drive, Herndon, Virginia 20170, on Wednesday, May 17, 2018 at 11:00 a.m. (EDT). WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1, “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 2, “FOR” THE OPTION OF EVERY “3 YEARS” FOR THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 3, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 4, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACTOF 1934, AS AMENDED. 1.1 (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF MANTECH INTERNATIONAL CORPORATION May 17, 2018 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investor.mantech.com/annualmeeting Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach and mail in the envelope provided. 20730403000000000000 1 051717 THEBOARDOFDIRECTORSRECOMMENDSAVOTE“FORALLNOMINEES”INPROPOSAL1;“FOR”INPROPOSAL2;“3YEARS”INPROPOSAL3AND“FOR”INPROPOSAL4PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOWNHEREx 1. Proposal 1 -Election of Directors: O George J. Pedersen O Richard L. Armitage O Mary K. Bush O Barry G. Campbell O Walter R. Fatzinger, Jr. O Richard J. Kerr O Kenneth A. Minihan FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted viathis method. FOR AGAINST ABSTAIN 2. Proposal 2 – Advisory vote on the compensation of the Company’s named executive officers 1 year 2 years 3 years ABSTAIN 3. Proposal 3 -Advisory vote on the frequency of holding an advisory vote on the compensation of the company’s named executive officers. FOR AGAINST ABSTAIN 4. Proposal 4 – Ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. The undersigned acknowledges receipt of the accompanying Notice ofAnnual Meeting of Stockholders and Proxy Statement, in which Proposals 1,2, 3 & 4 are fully explained. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please givefull title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.